As filed with the Securities and Exchange Commission on June 24, 2002
                                                 Registration No. 333-64014
==============================================================================



                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC 20549
                         ---------------
                           FORM SB-2/A

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  Post-effective Amendment No. 1

                      PACIFIC WEBWORKS, INC.
          (Name of small business issuer in its charter)

                  Commission file No. 000-26731
                         ---------------
Nevada                             7372                      87-0627910
(State of incorporation) (Primary Standard Industrial     (I.R.S. Employer
                          Classification Code Number)     Identification No.)

                  180 South 300 West, Suite 400
                    Salt Lake City, Utah 84101
                          (801) 578-9020
(Address and telephone number of registrant's principal executive offices and principal place of business)

                  Christian R. Larsen, President
                  180 South 300 West, Suite 400
                    Salt Lake City, Utah 84101
                          (801) 578-9020
    (Name, address and telephone number of agent for service)
                         ---------------
                            Copies to:

                       Cindy Shy, Attorney
                         Cindy Shy, P.C.
                        525 South 300 East
                    Salt Lake City, Utah 84111
                          (801) 323-2392

 Approximate date of commencement of proposed sale to the public:
As soon as practicable after the registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


               This combined prospectus relates to
               Form S-1,Registration No. 333-38026,
            and Form SB-2, Registration No. 333-64014

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                 CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------
                                      Proposed        Proposed        Amount of
Title of each class   Amount          maximum         maximum         registration fee
of securities         to be           offering price  aggregate       previously
to be registered      registered (1)  per unit (2)    offering price  paid (3)
--------------------- --------------- --------------- --------------- ----------------

Common Stock          5,600,000       $ 0.215         $ 1,204,000     $ 110.73
--------------------------------------------------------------------------------------

(1)  This registration statement covers the resale by certain selling stockholders of up to an aggregate of 5,600,000 shares of common stock of the issuer.  Of the aggregate shares, 600,000 shares are being carried forward from our Form S-1,
     Registration No. 333-38026, and 5,000,000 shares are carried forward from our
     Form SB-2, Registration No. 333-64014.

(2)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as of June 19, 2002.

(3)  Pacific WebWorks, Inc. previously paid a filing fee of $506.25 for the 600,000 shares which are carried forward from the Form S-1, Registration No. 333-38026, and paid a filing fee of $431.25 for the 5,000,000 shares carried forward from the Form SB-2, Registration No. 333-64014.


Pacific WebWorks, Inc. hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                            PROSPECTUS

 ----------------------------------------------------------------------------
|                           SUBJECT TO COMPLETION                            |
|                                                                            |
| The information in this prospectus is not complete and may be changed. We | | may not sell these securities until the registration statement filed with | | the Securities and Exchange Commission is effective. This prospectus is | | not an offer to sell these securities and it is not soliciting an offer to | | buy these securities in any state where the offer or sale is not permitted.|
 ----------------------------------------------------------------------------



                      Pacific WebWorks, Inc.
                       a Nevada corporation

                 5,600,000 shares of common stock
                          ______________


 ------------------------------
|                              |
|      Trading  Symbol         |
|                              |  We are registering 5,600,000 shares of our
|   NASD OTC Bulletin Board    |  common stock which will be sold by
|                              |  selling stockholders.
|           "PWEB"             |
|                              |  We will not receive the proceeds from
|  On June 17, 2002, the high  |  the sale of these common shares sold
|       bid was $0.21          |  by the selling stockholders.
|  and the low ask was $0.25.  |
|                              |
 ------------------------------


 Investing in the common stock involves a high degree of risk.
    You should review the "Risk Factors" beginning on page 4.


 ----------------------------------------------------------------------------
| Neither the Securities and Exchange Commission nor any state securities | | commission has approved or disapproved these securities, or determined if |
| this prospectus is truthful or complete.  Any representation to the        |
| contrary is a criminal offense.                                            |
 ----------------------------------------------------------------------------


                  Prospectus dated June 20, 2002

                        TABLE OF CONTENTS

PROSPECTUS SUMMARY.........................................................3

RISK FACTORS...............................................................4

USE OF PROCEEDS............................................................8

MARKET FOR COMMON EQUITY...................................................9

MANAGEMENT'S DISCUSSION AND ANALYSIS......................................10

BUSINESS..................................................................16

PROPERTIES................................................................23

LEGAL PROCEEDINGS.........................................................23

MANAGEMENT ...............................................................24

PRINCIPAL STOCKHOLDERS....................................................27

DESCRIPTION OF SECURITIES ................................................28

SELLING STOCKHOLDERS......................................................29

PLAN OF DISTRIBUTION......................................................31

INTEREST OF NAMED EXPERT AND COUNSEL......................................32

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
     FOR SECURITIES ACT LIABILITY.........................................33

AVAILABLE INFORMATION.....................................................33

CHANGES IN ACCOUNTANTS....................................................33

FINANCIAL STATEMENTS......................................................34



You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering and selling the shares only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or any sale of the shares.

                       PROSPECTUS SUMMARY

                      Pacific WebWorks, Inc.
                  180 South 300 West, Suite 400
                    Salt Lake City, Utah 84101
                          (801) 578-9020

     The Offering. Pacific WebWorks, Inc. is registering 5,600,000 common shares to be sold by selling stockholders, who are identified in "Selling Stockholders," starting on page 29. We are registering these shares as a result of agreements we have entered into with the selling stockholders and these transactions and agreements are described in more detail in "Selling Stockholders - Transactions Related to the Offering," starting on page 30.

     We will not receive any of the proceeds from the sale of the shares which are being registered for the selling stockholders. These shares will be sold from time to time and at the total discretion of the selling stockholders.
See "Plan of Distribution," starting on page 31, for further details about the possible methods of sale which may be used by the selling stockholders.

     Shares of common stock offered by selling stockholders         5,600,000
     Common stock outstanding after the offering                   28,686,504
     Common stock owned by selling stockholders after the offering          0

     The Company. Pacific WebWorks, Inc. engineers business software technology for the Internet based on our proprietary source code. Our premier products Visual WebTools(TM) and the IntelliPay payment system, allow the small- to medium-sized business owner to expand their business onto the Internet. Our products allow a business to create, manage, maintain and edit its own web site, as well as process and manage income from Internet transactions. Further discussions of our business and products can be found in "Business," starting on page 16.

                           RISK FACTORS

      Potential investors should carefully consider the following risk factors before deciding to buy our common stock. Each investor should also consider the other information in this prospectus. Investing in our common stock involves a high degree of risk and you should not invest in our common stock unless you can afford to lose your entire investment.

Risks Related to the Offering

     We do not anticipate paying dividends in the foreseeable future, which may discourage potential investors from purchasing our common stock.

     We have not paid cash or stock dividends on our common stock and we intend to retain future earnings to finance our growth and development. Potential investors should not anticipate receiving dividends from our common stock.

     Investors may have difficulty selling our shares due to limited trading activity in our market and penny stock regulations.

     There has not been a large public market for our common stock and we can not ensure that an active trading market for our stock will develop, or how liquid that market might be. Investors may be unable to resell their common stock at or above the price they pay for the common stock. Also, our common stock is subject to the Penny Stock Suitability Reform Act of 1990, which is discussed in more detail in the "Market for Common Equity" section, below. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock and may affect the ability of shareholders to sell their shares. For example, these rules require broker-dealers to take additional steps when completing a trade in our shares, including determining the suitability of the stock for a particular customer and obtaining a written agreement from the customer prior to the purchase of the stock.

     The market price of our common stock could drop as a result of sales of additional common stock in the market after the effective date of this registration statement.

     We are registering 5,600,000 common shares and, in addition, we have granted options to purchase 3,630,409 common shares under our employee incentive plan, with 2,127,440 of those options exercisable as of June 10, 2002. Also, we have additional outstanding warrants to purchase 1,300,000 common shares. The sale of these shares into our market, or the perception that these shares will be sold into our market, could cause the market price of our common stock to drop significantly, even if our business is doing well.

     Our revenues and operating results can be expected to fluctuate, which may negatively affect our stock price.

     Our quarterly results have varied significantly from period to period and we believe period-to-period comparisons of our results of operations are not necessarily a reliable indication of future performance. The fluctuations have occurred as a result of shifts in our business strategy and acquisitions of other companies which have affected our results of operations on a consolidated basis. It is possible that our quarterly operating results from time to time will be below the expectations of investors and public market analysts. In that case, we expect that the price of our common stock will drop.

Risks Related to Our Operations

     We made a shift in our marketing approach in the fourth quarter of 2000 and we cannot be certain of future progress or profitability.

     During fiscal year 1999 and 2000 our marketing approach relied on seminar marketing activities. Then in the fourth quarter of 2000 we discontinued our seminars and focused on marketing our software products through resellers. As a result, we had less revenues in the 2001 fiscal year, but we are slowly gaining momentum with this new approach. We also have recorded losses since our inception and currently are unable to satisfy certain of our obligations through our generated revenues. Although it is possible that our operating revenue will increase in the future based upon the recent increases in quarterly revenues, we cannot guarantee that our revenues will grow or exceed our operating expenses.

     We are dependent on the efforts of two major resellers who may leave us at any time.

     During the three months ended March 31, 2002, approximately 41.0% and 7.9% of total net sales were derived from customers acquired through two of our largest resellers. Our formal agreements with these resellers do not prevent them from discontinuing their relationship with us. Our largest reseller has indicated a desire to restructure the commission structure we have with it. At this time, we are unsure how the change in commission structure will affect our revenues. Also, the loss of these resellers, without immediate replacement, may result in a drop in revenues which could adversely affect our profit margin and potential future growth.

     We are dependent upon the knowledge and skills of two members of our management team who could leave us at anytime.

     Our President, Christian R. Larsen, and our Vice President of Engineering, Allan E. Oepping, possess particular knowledge of our software technologies which is critical to our operations. We do not have employment agreements with these individuals and they could leave us at anytime. Should we lose the services of either or both of them, we may be unable to sustain our current operations, we may experience delays in development of new products, and/or we may not be able to service our customers in a satisfactory manner.

     We are subject to intense competition from large and small companies which limits our ability to obtain market share.

     We face competition in the overall Internet software market, as well as in the web site building market. Our success in obtaining market share will depend upon our ability to build name brand recognition and to provide cost-effective products and services to our customers. We have developed our products to meet the needs of small businesses and we believe the generality of our competitors' services may be inadequately addressing our potential customers' needs. We expect competition to persist, increase, and intensify in the future as the markets for our products and services continue to develop and as additional competitors enter our market. In addition, many of our current or potential competitors have broad distribution channels that they may use to bundle competing products directly to end-users or purchasers. If these competitors were to bundle competing products for their customers, it could adversely affect our ability to obtain market share and may force our prices down.

     We may be unable to achieve market acceptance because technological standards for payment processing are not established.

     Our ability to earn significant revenues from our Visual WebTools(TM) or IntelliPay payment system will depend in part on their acceptance by a substantial number of prominent online businesses. Broad acceptance of our products and services and their use in large numbers is critical to our success because a large portion of our revenues derive from one-time and recurring fees we charge to customers buying our products and services. One obstacle to widespread market acceptance for IntelliPay payment system is that widely adopted technological standards for accepting and processing payments over the Internet have not yet emerged. As a result, merchants and financial institutions have been slow to select which service to use. Until one or more dominant standards emerge, we must design, develop, test, introduce and support new services to meet changing customer needs and respond to other technological developments. To be successful, we must obtain widespread acceptance of our technologies, or modify our products and services to meet whatever industry standards do ultimately develop. It is not certain that we will be able to do either.

     We depend upon our proprietary rights, none of which can be completely safeguarded against infringement.

     Our ability to compete effectively will depend, in part, upon our ability to protect our proprietary source code, Visual WebTools(TM) and the IntelliPay payment system, through a combination of licenses and trade secrets. Intellectual property rights, by their nature, are uncertain and involve complex legal and factual questions.
We rely upon trade secrets with respect to our source code and functionalities and other unpatented proprietary information in our product development activities. We seek to protect trade secrets and proprietary knowledge in part through confidentiality agreements with our employees, resellers, and collaborators. These agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information.

     If employees or collaborators develop products independently that may be applicable to our products under development, disputes may arise about ownership of proprietary rights to those products or services. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. It would be impossible to predict whether litigation might be successful.

     We rely in part on third party technology licenses which we cannot guarantee will be available to us in the future.

     We rely on certain technology which we license from third parties, including software which is integrated with internally developed software and used in our software to perform key functions. We cannot ensure that third party technology licenses will continue to be available to us on commercially reasonable terms, or at all. Our inability to maintain any of these technology licenses could result in delays in distribution of our services or increased costs of our products and services.

     We may need additional external capital and may be unable to raise it.

     Based on our current growth plan we believe we may require $1 to $2 million additional financing within the next twelve months to remain competitive in our market. Our success will depend upon our ability to access equity capital markets and borrow on terms that are financially advantageous to us. Also, we may not be able to obtain additional funds on acceptable terms. If we fail to obtain funds on acceptable terms, then we might be forced to delay or abandon some or all of our business plans. If we are unable to obtain additional capital, then we may not have sufficient working capital to develop products, finance acquisitions, or pursue business opportunities. If we borrow funds, we could be forced to use a large portion of our cash reserves to repay principal and interest on those funds. If we issue our securities for capital, the interests of investors and shareholders could be diluted.

     We must update our products and services and may experience increased costs and delays which could reduce operating profit.

     The electronic commerce, web hosting and merchant processing markets in which we compete are characterized by technological change, new product introductions, evolving industry standards and changing customer needs. In order to remain competitive, we may be required to engage in a number of research and development projects, which carries the risks associated with any research and development effort, including cost overruns, delays in delivery and performance problems. Any delay in the delivery of new products or services could render them less desirable by our customers, or possibly even obsolete. Any performance problem with a new product or service may require significant funds to correct the problem. As a result of these factors, our research and development efforts could result in increased costs that could reduce our operating profit, a loss of revenue if promised new products are not timely delivered to our customers, or a loss of revenue or possible claims for damages if new products and services do not perform as anticipated.

     We may experience software defects which may damage customer relations.

     Despite rigorous testing, our software may nevertheless contain undetected bugs, errors or experience failures when introduced, or when the volume of services provided increases. Any material errors could damage the reputation of our service or software, as well as damage our customer relations. We have detected errors, defects, and bugs in the past and have corrected them as quickly as possible. Correcting any defects or bugs we may discover in the future may require us to make significant expenditures of capital and other resources. We believe that we follow industry-standard practices relating to the identification and resolution of errors, defects, or bugs encountered in the development of new software and in the enhancement of existing features in our products. As of this date we have not experienced any material adverse effect by reason of an error, defect, or bug.

     We may experience breakdowns in our hosting services, infrastructure or payment processing systems, which may expose us to liabilities and cause customers to abandon our products and services.

     We would be unable to deliver our payment processing services or hosting services if our system infrastructures break down or are otherwise interrupted. Events that could cause system interruptions are:
     .      fire,
     .      earthquake,
     .      power loss,
     .      terrorist attacks,
     .      telecommunications failure, and
     .      unauthorized entry or other events.
     Although we regularly back up data from operations, and take other measures to protect against loss of data, there is still some risk of such losses.

     Despite the security measures we maintain, our infrastructure may be vulnerable to computer viruses, hackers, rouge employees or similar sources of disruption. Any problem of this nature could result in significant liability to customers or financial institutions and also may deter potential customers from using our services. We attempt to limit this sort of liability through back-up systems, contractual provisions, insurance, and other security measures. However, we cannot assure you that these contractual limitations on liability would be enforceable, or that our insurance coverage would be adequate to cover any liabilities we might sustain.

     Also, a breach of our e-commerce security measures could reduce demand for our services. The e-commerce industry is intensely focused on the need for Internet security, particularly with respect to the transmission and storage of confidential personal and financial data. Any compromise or elimination of our security could erode customer confidence in our systems and could result in lower demand for our services or possible litigation.

     We are dependent upon license renewal which cannot be assured to occur.

     We derive revenues from user licenses and license renewals on a month to month arrangement. We also intend to increase the brand recognition of our products among users through these types of relationships. In the event that a substantial number of our customers were to decline to renew their contracts for any reason, we could experience a substantial drop in revenues. Our success in establishing our products as a recognized brand name and achieving their acceptance in the market will depend in part on our ability to continually engineer and deliver new product technologies and superior customer service, so that customers renew their licenses month to month.

     We may pursue acquisitions of complementary service product lines, technologies or business which may interfere with our operations and negatively affect our financial position.

     From time to time, we evaluate potential acquisitions of businesses, services, products, or technologies. These acquisitions may result in a potentially dilutive issuance of equity securities, the incurrence of debt and contingent liabilities, and amortization of expenses related to goodwill and other intangible assets. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services, and products of the acquired companies; the diversion of management's attention from other business concerns; risks of entering markets in which we have no or limited direct prior experience; and, the potential loss of key employees of the acquired company. As of the date of this filing, we have no present commitment or agreement with respect to any material acquisition of other businesses, services, products, or technologies.

     The Internet is subject to rapid technological change and we may not be able to keep pace.

     If wide scale implementation of a new technology or payment method occurs on the Internet, then we may lose revenues or be unable to afford to make necessary adaptations. Changes in payment methods, such as stored-value cards, electronic cash equivalents or wireless communications, could force us to modify our payment services or software to remain competitive, and could potentially render one or more of our services or products obsolete. Risks exist that we may not be able to successfully develop new products or, if we do, that those products may not be accepted by the market.

     We may be subject to increased regulations which may increase our costs of operations and may be exposed to liability for information retrieved from the Internet.

     Other than the laws and regulations applicable to businesses generally, we are aware of few laws and regulations which expressly apply to access and commerce on the Internet. Due to the increased popularity and use of the Internet, however, it is possible that new laws and regulations may be adopted with respect to the Internet relating to issues such as user privacy, taxes, pricing and characteristics, and content and quality of products and services. The adoption of any new laws or regulations could retard the growth or the use of the Internet, which could adversely affect the demand for our products and services. New laws or regulations could also result in significant additional costs and technological challenges for us in complying with any mandatory requirements. Further, several states have attempted to tax online retailers and service providers, even when those parties have no physical presence in the state. In addition, plaintiffs have brought claims, and sometimes obtained judgments, against online service providers for defamation, negligence, copyright or trademark infringement, or under other theories with respect to materials disseminated through the Internet. We may be subject to similar claims.

     This prospectus contains forward-looking statements and you should not place undue reliance on these forward-looking statements.

     We intend to identify forward-looking statements in this prospectus using words such as "believes," "intends," "expects," "may," will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on our beliefs, as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in this Risk Factors section, which apply only as of the date of this prospectus.


                         USE OF PROCEEDS

     We are registering the shares for the benefit of the selling stockholders and they will sell the shares from time to time under this prospectus. We will not receive the proceeds from the shares sold by the selling stockholders. We will pay the costs of this offering with the exception of the costs incurred by the selling stockholders for their legal counsel and the costs they may incur for brokerage commissions on the sale of their shares.

                     MARKET FOR COMMON EQUITY

Market Information

     The principal market for our common stock is the NASD OTC Bulletin Board and our common shares are traded over the counter under the symbol "PWEB." The following table presents the range of the high and low bid prices of our stock as reported by the Nasdaq Trading and Market Services. Such quotations represent prices between dealers and may not include retail markups, markdowns, or commissions and may not necessarily represent actual transactions.

     Year          Quarter Ended          High Bid     Low Bid
     -----         --------------         ---------    -------
     2000          March 31                $ 6.13      $ 2.31
                   June 30                   4.75        2.13
                   September 30              3.50        1.63
                   December 31               3.34        0.59

     2001          March 31                $ 1.45      $ 0.69
                   June 30                   0.92        0.26
                   September 30              0.46        0.23
                   December 31               0.78        0.20

     2002          March 31                $ 0.51      $ 0.18

     Our shares are subject to Section 15(g) and Rule 15g-9 of the Securities and Exchange Act, commonly referred to as the "penny stock" rule. The rule defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rule provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation from the NASDAQ stock market; issued by a registered investment company; excluded from the
definition on the basis of price   at least $5.00 per share   or the issuer's
net tangible assets. If our shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include certain institutional investors and individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse.

     For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of our securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock and may affect the ability of shareholders to sell their shares.

     Holders - As of May 23, 2002, we had approximately 329 stockholders of record of our common stock.

     Dividends - We have not paid cash or stock dividends and have no present plan to pay any dividends. Instead, we intend to retain any earnings to finance the operation and expansion of our business. We are not presently subject to any restriction on our present or future ability to pay any dividends, but the payment of any cash dividends on our common stock is unlikely. However, our Board of Directors may revisit this matter from time to time and may determine our earnings, financial condition, capital requirements and other factors allow for the payment of dividends.

               MANAGEMENT'S DISCUSSION AND ANALYSIS

Overview

     Beginning in the second quarter of 2000, and continuing throughout the 2001 fiscal year management took several steps to restructure our operations with the intent to generate profits. These steps included integration of the operations of Pacific WebWorks and its related companies, reduction in the number of employees, and continued development of our sales and marketing channels. For the three month period ended March 31, 2002, we recorded net earnings of $253,863; however, we recorded net losses for the past two fiscal years and operating losses since inception. We are able to support our recurring day-to-day cash operation expenses with recurring cash inflows, but we are dependent on a few significant resellers, who were responsible for approximately 48.9% of our first quarter revenues. Certain capital leases are in default in one of our development stage subsidiaries and one subsidiary recently defaulted on its operating lease. Also, we have negative working capital of $945,123 as of March 31, 2002, and are unable to satisfy our current liabilities with cash on hand and must negotiate with our creditors.

Acquisition Treatment

     On April 4, 2000 we completed the acquisition of IntelliPay, Inc., a Delaware corporation, as a wholly-owned subsidiary. In an arms length transaction, Pacific WebWorks issued 2,400,000 common shares, valued at $4,320,000, in a stock-for-stock exchange for 1,000 shares of IntelliPay. The acquisition was accounted for under the purchase method of accounting. Accordingly, IntelliPay's results of operation have been included with Pacific WebWorks from the closing date in April 2000 and its consolidated assets and liabilities have been recorded at their fair values on the same date.

     Pacific WebWorks and U.S. Merchant Systems, Inc., a major customer during fiscal year 1999, formed World Commerce Network, LLC, in December of 1999 as a joint venture. Originally, we held a 50% interest in World Commerce, which was held on the equity method of accounting. In March 2000 we acquired an additional 1% interest in World Commerce for 4,663 shares of Pacific WebWorks common stock valued at $9,180, which then gave us a 51% total interest. In the third quarter of 2000, we determined that we would acquire the remaining 49% of World Commerce. We and U.S. Merchant Systems agreed to complete our scheduled seminars and then we would assume the outstanding ownership of World Commerce held by US Merchant Systems and continue forward with World Commerce operations. As a result, we acquired the remaining 49% interest for $100 in August 2000. The operations of World Commerce are consolidated with our financials statements as a wholly-owned subsidiary of Pacific WebWorks. World Commerce ceased seminar operations in June 2000.

     In February 2001 we completed the acquisition of Logio, Inc., a Nevada corporation. We acquired Logio in an arms length transaction by issuing approximately 2.8 million shares of our common stock for 18,425,830 shares of Logio common stock. This transaction was valued at approximately $2,450,000. Goodwill of $1,855,388 began to be amortized over three years in 2001 and was reduced to zero for an impairment charge in the second quarter of 2001. The acquisition was accounted for under the purchase method of accounting using generally accepted accounting principles. Logio's results of operations are included with our own from the closing date and its consolidated assets and liabilities are recorded at their fair values at the same date. Logio has ceased development of its products due to funding and market constraints.

Results of Operations.

     The following discussions are based on consolidated financial statements of Pacific WebWorks and its subsidiaries, IntelliPay, Logio and World Commerce, for the three month periods ended March 31, 2002 and 2001 and the years ended December 31, 2001 and 2000.

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

Comparison of Three Month Periods Ended March 31, 2001 and 2000.

     Net revenues. We receive revenues primarily from the sale of access to our software technology and continuing monthly service and hosting fees. Additionally, we derive revenues for services provided related to web site design, training, education and consulting. Revenues are recognized when persuasive evidence of an agreement exists, delivery has occurred and services have been rendered, the price is fixed or determined and collectability is reasonably assured. Up-front fees are non-refundable and are deferred and recognized systematically over the period the product is delivered and services are performed, which is generally one year. Monthly fees for our services are recognized as services are performed. Revenues decreased $797,992 for the 2002 first quarter compared to the 2001 first quarter primarily as a result of our shift from seminar marketing to business development and reseller distribution in late 2000. This shift resulted in a decrease in sales of software access and license fees which were deferred.

     Cost of sales and gross profits. These costs include costs of merchant accounts, fulfillment, reseller fees and other third party products and services. Cost of sales decreased $112,926 for the 2002 first quarter compared to the 2001 first quarter. The cost of sales decrease in the 2002 year was primarily related to personnel reductions and streamlined operations. Gross profits decreased $685,066 for the 2002 first quarter compared to the 2001 first quarter due to decreased revenues in the 2002 first quarter as a result of our shift in marketing strategy.

     Total operating expenses. Total operating expenses decreased $955,431 in the 2002 first quarter compared to the 2001 first quarter. The decrease was primarily the result of decreases in selling expenses, research and development, general and administrative expenses and depreciation and amortization expenses. Management reduced these expenses through personnel reductions, the elimination of costly seminars and the relocation of our offices.

     Selling expenses. Selling expenses consist of both sales and marketing expenses, including department salaries and benefits, advertising, and other related expenses. Our selling expenses decreased $123,211 for the 2002 first quarter compared to the 2001 first quarter. The decrease in selling expenses occurred due to a reduction in work force from as many as twelve employees in the 2001 first quarter to as few as six in the 2002 first quarter

     Research and development expenses. Research and development consists primarily of personnel expenses related to product design, programming, and quality control. Research and development expenses decreased $65,860 in the 2002 first quarter compared to the 2001 first quarter. The decrease resulted primarily from a reduction in personnel from as many as eight employees in the 2001 first quarter to as few as four during the 2002 first quarter.

     General and administrative expense. General and administrative expenses consist of all finance and administrative and finance salaries and benefits, rental of office space, professional fees and other general office expenses. General and administrative expenses decreased $154,656 for the 2002 first quarter compared to the 2001 first quarter. The decreases were due to reduction in personnel, automation of certain administrative and financial processes, discontinuation of investor relations in foreign markets and moving our offices to a less expensive office building.

     Depreciation and amortization. These expenses include depreciation of property and equipment and amortization of goodwill and other assets. These expenses decreased $519,887 in the 2002 first quarter compared to the 2001 first quarter due to the impairment of certain long-lived assets of Logio during 2001.

     Compensation expense for options and warrants. These expenses relate to warrants granted to consultants in 2001, which expire through April 2006. For the 2002 first quarter we recognized $43,768 of compensation expense related to these warrants which represents the fair market value of the warrants earned.

     Impairment loss. As a result of certain events and management's assessment of impaired assets, we recorded $122,685 in losses related to impairment of long-lived assets in Logio for the first quarter ended March 31, 2001. We did not recognize any impairment losses for the 2002 first quarter. The 2001 first quarter impairments related to defaults of capital leases and return of equipment to vendors by Logio.

     Total other income (expense). Total other expenses decreased $5,508 for the 2002 first quarter compared to the 2001 first quarter. Penalties and interest for IntelliPay's estimated past due payroll taxes were the primary components of other expenses for the 2002 first quarter. The reduction in interest expense was due to the settlement and forgiveness in January 2002 of a note payable and the repayment of approximately $1,200,000 in debt in July 2001.

     Net income (loss). We recorded net income of $253,863 for the 2002 first quarter primarily due to an extraordinary gain of $416,263 related to the settlement, release and forgiveness of liabilities owed by World Commerce Network. For the 2001 first quarter we recorded a net loss of $438,273. We recorded net earnings per common share of $0.01 for the first quarter ended March 31, 2002 compared to a net loss per common share of $0.03 for the first quarter ended March 31, 2001

     Comparison of 2001 and 2000 Year End Periods. Following is a comparison of our operating results for the year ended December 31, 2001 with the year ended December 31, 2000:

     Net revenues.   Net revenues decreased $1,855,205 for the year ended
December 31, 2001, compared to the 2000 fiscal year. The decrease for the 2001 year was primarily the result of discontinued seminar marketing in late 2000, which resulted in a decrease in sales of software, access and license fees as deferred. We expect the sales for software, access and license fees to continue to decrease through 2002 as compared to 2001 as a result of our new sales and distribution plan, which emphasizes the growth of recurring hosting and IntelliPay payment system revenues

     Cost of sales and gross profits. These include costs of merchant accounts and fulfillment costs, reseller fees and other third party products and services. Cost of sales decreased $267,885 for the 2001 year compared to the 2000 year. The cost of sales decrease in the 2001 year was primarily related to personnel reductions, from as many as 13 in 2000 to as few as five during 2001, and streamlined operations. Gross profits decreased $1,587,320 for the 2001 year compared to the 2000 year due to decreased revenues in 2001 from the initial sales of our software, access and license fees which had lower costs of sales and larger selling expenses in 2000.

     Total operating expenses. Total operating expenses decreased $1,908,594 in the 2001 year compared to the 2000 year. The decrease was primarily the result of decreases in selling expenses, research and development and general and administrative expenses. Management reduced these expenses through personnel reductions, pay cuts, the elimination of costly seminars and the relocation of our offices. However, the decrease in operating expenses was offset by compensation expense attributed to options and warrants earned by employees, directors and consultants, along with impairment losses, which are discussed below.

     Selling expenses.   Selling expenses consist of both sales and marketing
expenses, including department salaries and benefits, advertising, seminar costs in 2000 and commissions. Our selling expenses decreased $4,209,617 for the year ended December 31, 2001 compared to the 2000 year. The decrease in selling expenses occurred due to discontinuing our seminar marketing program, management in this department taking pay cuts of approximately 37.5% and a reduction in personnel in this department from as many as 15 in 2000 to as few as five employees in 2001. The cessation of the seminar marketing program eliminated printing and mailing costs, travel expenses, show crew costs, hotel ballroom rental and other costs associated with the seminars. Our sales efforts since the fourth quarter of 2000 have been primarily focused on business development and strategic alliance with large distributors of our products and services.

     Research and development expenses. Research and development consists primarily of personnel expenses related to product design, programming, and quality control. Research and development expenses decreased

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

$595,519 compared to the 2000 year. The decrease resulted primarily from personnel reductions from as many as 17 engineers in 2000 to as few as three engineers in 2001.

     General and administrative expense. General and administrative expenses consist of all finance and administrative and finance salaries and benefits, rental of office space, professional fees and other general office expenses. General and administrative expenses decreased $803,771 for the 2001 year compared to the 2000 year. The decreases were due to management taking pay cuts of approximately 12.5% in 2001, implementation of a temporary raise freeze, reduction in personnel from as many as nine in the 2000 year compared to as few as six in 2001, limits placed on travel, automation of certain administrative and financial processes and moving our offices to a less expensive office building.

     Depreciation and amortization. These expenses include depreciation of property and equipment and amortization of goodwill and other assets. These expenses increased $807,830 in the 2001 year compared to the 2000 year due to the property and equipment increases from the consolidation of Logio's operations beginning in February 2000. Additional increases were caused from the amortization of Logio goodwill from February 2001 to June 2001 when the asset was impaired.

     Compensation expense for options and warrants. These expenses relate to stock options earned by employees, directors and consultants. We granted options to employees in September 2000 and the strike price of these options was less than the fair value on the date of grant, creating intrinsic value. We recognized the expense of these options over the one-year vesting period and recorded $38,700 for the 2001 year. Included in the 2001 year is the recognition of $116,715 of compensation expense related to the fair value over the period earned of one million warrants granted to a consultant and $77,134 of expense related to the fair value of warrants issued in conjunction with completion of our Unit Purchase Agreement with investors in July 2001.

     Impairment loss. As a result of certain events and management's assessment of impaired assets, we recorded $911,532 in losses related to impairment of long-lived assets in Logio and $1,776,768 in losses related to impairment of goodwill for Logio and World Commerce for the year ended December 31, 2001.

     Total other income (expense). Total other expenses increased $106,776 for the 2001 year compared to the 2000 year. Interest expense related to $1.2 million in notes payable and losses on the sale or abandonment of assets related to Logio were the primary reasons for the increase in 2001.

     Net Loss. Our net loss decreased $214,498 in the 2001 year compared to the 2000 year. The net loss decrease is primarily the result of management's steps to shift our business model away from costly seminar activities to a focus on client acquisition for monthly hosting and maintenance fee revenues. However, the impairment losses during 2001 reduced the overall effects of the cost reductions on the income statement. The reduction for 2001 is partially offset by the large reduction in sales recognized from software and access and license fees due to our shift from a sales and distribution model to a model that emphasizes growth in our monthly hosting and IntelliPay transaction revenues. We expect similar results in 2002. We recorded a net loss per common share of $0.24 for the year ended December 31, 2001 compared to $0.40 for the year ended December 31, 2000.

Liquidity and Capital Resources

     As a result of our marketing and sales strategies shifting away from costly seminars to business development during late 2000, our monthly cash inflow decreased substantially during the 2001 year. During the 2001 fiscal year, we took steps to reduce our burn rate in order to meet our monthly cash requirements from operations. This has been accomplished through a reduction in personnel, relocation to lower-cost office facilities and other expense reduction activities. As of the first quarter 2002 we are meeting our operational and cash flow goals; however, we must address our liabilities through further negotiation and payments. We have consolidated payables past due and accrued liabilities that, cumulatively, cannot be paid with cash on hand or with recurring

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

monthly cash flows. Thus, we may require additional funding sources to meet the requirements on our existing liabilities and the liabilities of our subsidiaries. We expect to continue to generate positive cash flows through further development of business and sales.

     At March 31, 2002, we had $327,981 cash and cash equivalents compared to $249,813 as of December 31, 2001. Total current assets at March 31, 2002, were $520,187 compared to $541,096 at the 2001 year end. Total current liabilities were $1,465,310 at March 31, 2002, compared to $1,878,986 at the 2001 year end. Our accumulated deficit totaled $12,837,773 at the end of the 2002 first quarter compared to $13,091,636 at the 2001 year end. Net cash provided by operating activities for the first quarter was $49,431. Net cash used in investing activities for the 2002 first quarter was $11,078, which was primarily for the purchase of operational equipment. Net cash provided by financing activities was $39,815, which was primarily the result of a $40,000 stock subscription related to the purchase of our common stock.

     Our commitments consist primarily of an operating lease for our Salt Lake
City office, which totals $5,300 per month as of March 31, 2002.   In February
2002, in an effort to improve operational efficiencies, we closed IntelliPay's physical office located in Fremont, California. In May 2002 IntelliPay defaulted on its operating lease, which requires $5,650 per month through December 2003. As of the date of this filing, we have moved IntelliPay's technological infrastructure to Salt Lake City, Utah. Management anticipates that this consolidation will provide considerable savings by eliminating duplicative operational expenses.

     Our total current liabilities as of March 31, 2002, reflect primarily accounts payable, accrued liabilities, payables past due and capital leases in default. As a result, we are working through various matters related to liabilities and disputes with vendors and other creditors which may affect our cash position. Management intends to negotiate resolutions for these liabilities and disputes.

      A portion of our total consolidated current liabilities at the 2002 first quarter was $287,513 of accrued liabilities primarily related to payroll liabilities, interest payables, and reseller commissions. Payroll liabilities of $90,600 were recognized which relate to estimated tax, penalties and interest past due from IntelliPay for the period prior to and immediately after its acquisition by Pacific WebWorks.

     Our consolidated liabilities also consist of estimated returns and charge backs from a leasing company that funded customer purchases and placed these customers on a payment plan during 2000. These returns and charge backs were related to the seminar marketing activities of World Commerce, which management discontinued in late 2000. World Commerce owed an estimated $157,000 for recourse on lease funding for customers who fell into default on their payment plans. These charge backs, returns and refunds are estimated at $225,000 at the end of the 2002 first quarter. World Commerce also had approximately $64,000 in other payables and payables past due as of March 31, 2002.

     Capital leases in default also represent a portion of our consolidated liabilities. Prior to our acquisition of Logio, its management had temporarily ceased its corporate development and operations of its Internet products. As a result, it was unable to make payment on some of its capital lease obligations. It defaulted on a licensing agreement with Oracle Corporation and capital lease agreements with Sun Microsystems Finance. The default on these capital lease agreements totaled approximately $439,000, resulting in an impairment loss on a consolidated basis of $911,532. In addition, as of March 31, 2002, Logio had approximately $214,000 in past due payables.

     Historically, we have financed our operations by revenues, loans and sales of our common stock. In prior years we had relied on loans for additional funding and during fiscal year 2000 we entered into agreements with the holders of a majority of our debt to convert those debts into equity. During the first and second quarter of 2001, we borrowed an additional $950,000 resulting in a total of $1.2 million of outstanding debt with accrued interest, which was due and payable to various parties.

       In May 2001 we entered into a unit purchase agreement with four accredited investors to sell 4,000,000

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

units for $1,600,000. Each unit consisted of one common share and a warrant to purchase one common share at an exercise price of $0.80. Pursuant to the agreement, the shares issued in the private placement were placed in escrow and the $1.6 million was also placed in escrow. Three of the investors assumed our $1.2 million of outstanding debt taking new notes payable, with 15% interest, and payable on the earlier of September 20, 2001, or at such time as we received up to $1 million in equity financing. These notes payable were also placed in the escrow. Subsequently, in July 2001 $1.6 million was released from the escrow which paid in full $1,214,000 of notes payable, with interest, $10,000 was paid to the escrow agent and the remaining $376,000 was funded to Pacific WebWorks.

     Warrants granted as part of equity transactions may provide an additional source of funding. As of June 10, 2002, we had outstanding warrants to purchase 6,900,000 common shares which may result in maximum proceeds of $7,975,000. However, the holders of the warrants have total discretion whether or not to exercise the warrants and we cannot assure that all of the warrants will be exercised before their expiration through April 2006.

     While we may be able to fund a portion of our operations by revenues for the short term, we currently anticipate using loans and private placements of our common stock to fund operations and expansion over time. We have taken steps to reduce our monthly burn rate and to become cash flow positive, but we believe we may need an additional $1 to $2 million in 2002 to continue to keep up with technological improvements and further our business development strategies. We operate in a very competitive industry in which large amounts of capital are required in order to continually develop and promote products. Many of our competitors have significantly greater capital resources than we do. We believe we will need to continue to raise additional capital, both internally and externally, in order to successfully compete.

     We intend to structure private placements of our common stock pursuant to exemptions from the registration requirements provided by federal and state securities laws. The purchasers and manner of issuance will be determined according to our financial needs and the available exemptions. We also note that if we issue more shares of our common stock our stockholders may experience dilution in the value per share of their common stock.

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

                            BUSINESS

Historical Development

     We were incorporated as Asphalt Associates, Inc. in the state of Nevada on May 18, 1987. Asphalt Associates never established commercial business operations and on January 11, 1999, Asphalt Associates merged with Utah WebWorks, Inc., a Utah corporation (the "Utah WebWorks"), which was incorporated on April 10, 1997. Utah WebWorks owned a significant portion of the software technology which we currently use, while Asphalt Associates held approximately $1 million dollars in cash which could be used for the marketing and improvement of the Utah WebWork's technology. In conjunction with the merger, Asphalt Associates changed its name to Pacific WebWorks, Inc. The shareholders of Asphalt Associates retained one-half of the issued and outstanding capital stock of the merged corporation, while the shareholders of Utah WebWorks acquired the remaining one-half of the issued and outstanding capital stock of the merged corporation.

     Pacific WebWorks made several acquisitions during the 2000 fiscal year, which are discussed below and in the "Management's Discussion and Analysis,"
above.   In April 2000, we acquired IntelliPay, Inc., a Delaware corporation, as our wholly-owned subsidiary. Then in August of 2000 we completed the acquisition of World Commerce Network, LLC. Our 2001 fiscal year began with the acquisition, in February of 2001, of Logio, Inc. as our wholly-owned subsidiary

     IntelliPay. In April 2000 we acquired IntelliPay through a stock-for-stock exchange. We had been working closely with IntelliPay for about two years and during 1999 we entered into a joint venture with IntelliPay to establish MainStreetSquare.com, an online shopping portal, which has since been discontinued. IntelliPay specialized in providing online, secure and real-time payment processing services for businesses of all sizes. We refer to its products and services as the IntelliPay payment system. IntelliPay's payment system allows a business to accept real time payments from their web site, Internet appliances, kiosks, or storefront. IntelliPay's systems use industry standard security components and methods, the same standards used by all major commerce sites, and has been tested under strict banking network procedures.

     In December 2000 IntelliPay moved into corporate headquarters located in Silicon Valley, California and upgraded its data center which increased its processing capabilities. Then in February 2002, management decided to reduce costs by moving the IntelliPay operations to our data center in Salt Lake City, Utah.

     World Commerce Network, LLC. World Commerce Network, LLC was created in December 1999 as a marketing company. Its mission was to sell the products of Pacific WebWorks, U.S. Merchant Systems and IntelliPay. From December 1999 through July 2000 World Commerce conducted seminars focused on small business owners and home business Internet users. World Commerce sold products including: Visual WebTools(TM), merchant accounts, the IntelliPay payment system, as well as education and training. World Commerce ceased seminar marketing as of July 2000. Management is evaluating the future role of World Commerce since we now focus on direct sales and acquisition of reseller and strategic alliance distribution channels.

     Logio, Inc. On October 31, 2000, Pacific WebWorks and Logio entered into an Agreement and Plan of Reorganization in which Pacific WebWorks agreed to acquire Logio as a wholly-owned subsidiary through a stock-for-stock exchange. Logio, formerly WordCruncher Internet Technologies, Inc., was a development stage company historically engaged in the development and marketing of a focused Internet directory and search engine designed to serve the needs of the business professional. The acquisition was contingent upon the approval of the stockholders of Logio and registration of the shares under the Securities Act of 1933. The registration statement on Form S-4 was declared effective on December 20, 2000, without review by the SEC, and Logio stockholder approval was obtained in January 2001. We finalized the acquisition on February 8, 2001 when we filed Articles of Exchange with the state of Nevada. Due to funding constraints, Logio discontinued its web site and operations.

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


Our Business

     Pacific WebWorks is an application service provider that develops business software technologies for Internet merchants. We specialize in turn-key applications allowing small- to medium-sized business owners to expand their business onto the Internet. Our product family provides tools for web site creation, management and maintenance; electronic business storefront hosting and Internet payment systems for the small to medium-sized business niche.

     We initially focused entirely on virtual retailing software solutions, meaning merchants that do not have a physical store location and would exist only on the Internet. Due to requests in the marketplace, we expanded our technologies to include features for small to medium-sized physical merchants in addition to our virtual merchants. This is expected to give the merchant a complete solution for all physical store and Internet concerns and at the same time reduce costs of operations and introduce new profit centers for the merchant.

Our Market

     Based upon an informal review of our industry, we believe small business spending in the United States on Internet service applications is forecasted to grow from $197 million in 2000 to $1.5 billion in 2004, or about 200% calculated average growth rate. This is about half of all small business application service provider spending, and represents one of the last large Internet business marketplaces with no established leader in place. The other half of small business application service provider includes Internet applications like e-mail.

     Our informal review also indicated total United States spending by all size companies to be forecasted to grow from $960 million in 2000 to $4.25 billion in 2004. Small companies, with fewer than 100 employees, but not home-based businesses, represent about 70% of all forecasted application service provider spending. We believe there are approximately two million small businesses, including small office/home offices, in the United States, with five million using the Internet. The number of small businesses on the Internet is expected to grow to 25 million by 2005.

Products

     Even though small business, including small office/home office, typically understands how traditional brick and mortar businesses operate, we believe they don't necessarily know how to replicate business processes effectively and economically on the Internet. Pacific WebWorks assists small businesses in succeeding online through our Visual WebTools(TM) software, the IntelliPay payment systems and education.

     We provide a comprehensive one-stop solution that incorporates an integrated suite of e-commerce software tools, plus hosting, site management, web design services, and education. By leveraging a shared commerce platform across many customers, we bring economy of scale to our customers. We believe this structure allows our customers to focus on their business instead of technology, enabling them to achieve a much faster return on investments made in technology and more success on the Internet.

Visual WebTools Version 4.1 ("V4.1") - V4.1 is a suite of software programs that fit together to perform the basic business functions we believe are the most effective on the Internet. The following products are included as part of this suite.

..     WebContacts - is a contact management program.  Our customers can maintain a list of their web site visitors if the visitor elects to leave behind contact information. This allows our customers to use the Internet to market to their customers. The program can also be used as a database to store customer information that our customers acquire from their customers. We believe our customers have potential to increase sales if they can continue to communicate with their customers.

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


..     WebChannels - is an e-mail distribution program that enables our customers to send customized e-mails to their WebContacts database of subscribers.

..     Web profiling tool - is a form and survey creation tool that helps capture feedback and valuable demographic information from customers and web site visitors. Our clients can create customizable forms, surveys and interactive questionnaires. Web profiling tool includes a catalog of pre-made questions or the client can create their own. For example, a client could add support for online subscription services, such as weekly newsletters, coupons and special deals.

..     WebStats - enables our clients to watch what visitors to their web site are doing. WebStats is a statistics program that provides detailed reports on web site visitors including the path they take throughout the web site. This enables our customers to learn what browsers and operating systems web site visitors are using, what web pages generate hits, and what pages are the most popular. WebStats can produce reports of business information, including year-long sales trends and the effectiveness of the clients' sites.

..     WebWizard. - WebWizard is an easy-to-use web page design program that is simple enough for the novice, yet powerful enough for web design professionals. It incorporates sophisticated site components like tables, frames and multimedia files in a straightforward, menu driven process. No complicated programming is required. WebWizard allows our customers to quickly and easily create, update, modify, and enhance their web sites. Changes can be made 24 hours a day, 7 days a week from any Internet-connected Windows PC. Changes are updated automatically and placed online within minutes. Our customers can manipulate their site's layout, colors, content, tables, and graphics easily. WebWizard includes a library of hundreds of graphics which are freely accessible by our clients.

..     ClipOn Commerce(TM) - is an e-storefront and product management system, complete with shopping cart technology. ClipOn Commerce allows our clients to build an Internet storefront. They can create a complete product catalog, organize and search products by unlimited categories and import/export to and from their database. ClipOn Commerce has support to include a merchant account and is integrated with our IntelliPay payment system, which allows our clients to accept all major credit cards. ClipOn Commerce also has support for QuickBooks accounting software.

IntelliPay Payment System - This group of products offers payment technologies for business-to-business and business-to-customer uses on the Internet and in physical stores. They allow our customers to accept real time credit card payments from their web site, Internet appliances, kiosks, or storefront. The IntelliPay products use industry standard security components and methods, the same standards used by all major commerce sites, and has been tested under strict banking network procedures. Point-of-sale professionals provide technical support and ePayment professionals can even help the business locate an Internet-approved merchant account if needed. Once customers enter the necessary data in a secure form, IntelliPay quickly processes the transaction in real-time (2 - 5 seconds) and returns the customer back to the business site. IntelliPay also provides methods for enterprise-level businesses to link IntelliPay products, services and features into their ecommerce web sites and port-live-data streams into back-office systems.

..     ePayment System - IntelliPay supports all major card types including
      Visa, MasterCard, American Express, Discover, Diners Club and JCB. Also, support is provided for Visa and MasterCard debit (check) cards and Level Two corporate/commercial cards through various bank networks. Transaction types include industry standard transactions such as normal authorizations, pre-authorizations intended for delayed settlement, the so-called "force" allowing a transaction authorized offline (possibly a voice authorization) to be settled, credits for refunds and IntelliPay innovative address verification system, "AVS Only", allowing merchants to retrieve an AVS score and verify the account validity.

          In the first quarter of 2001, we released the duplicate payment request detection and management system which enables online businesses to configure the detection of and management of duplicate

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

      transaction requests from their ecommerce web site. Duplicate transaction requests can be the result of an online shopper mistakenly submitting the same purchase twice, but it can also be a source of online fraud attempts in some cases.

           This IntelliPay product allows our customers to control transaction level behavior depending on AVS scores, duplicate transaction attempt detection, and more. IntelliPay also automatically settles merchant batches nightly so our customers are freed from forcing settlement via manual or programmatic methods, which also helps reduce our customer's costs by settling within the 24-hour window mandated by most merchant accounts. The IntelliPay system is fully transportable meaning that a customer can switch web site hosting companies, switch between most by the selling stockholders. e-commerce software programs or switch to or from almost any merchant account provider. Our system can follow our customer at no additional charges and with minimal technology issues.

..     ExpertLink(TM) -  ExpertLink is IntelliPay's proprietary connection protocol for high-volume Internet businesses requiring reliable, high velocity real-time transaction authorizations linked to their own secure web site and/or back office systems. ExpertLink is a standards-based secure communications method allowing web-developers and application developers to build in the ePayment processing and various features, including batch management commands, duplicate transaction detection and management, and more. Our customers usually purchase ExpertLink or LinkSmart, and both come with Smart Terminal and the Secure Account Management System.

..     LinkSmart(TM) - LinkSmart gives our online customers the ePayment features with minimized technical installation on their side. With LinkSmart, our customer does not need to pay for installation and maintenance of expensive secure servers since LinkSmart serves the secure, customizable payment pages for them. LinkSmart offloads many expensive mission-critical e-commerce tasks from the merchant. Using SmartPages(TM) technology, which was released during the first quarter 2001, our client can upgrade and control the entire look and feel of the IntelliPay hosted payment pages.

..     Smart Terminal(TM) - Smart Terminal allows our customers to securely log into their IntelliPay account from any Internet browser and authorize manual transactions and orders they have received through email, voice, fax or other offline methods. Smart Terminal supports industry-standard transactions including normal authorizations, authorization-only for delayed settlement, settlement for non-IntelliPay authorized transactions, credits and more. Most clients receive Smart Terminal along with LinkSmart or ExpertLink, but Smart Terminal can also be purchased as a stand alone product.

..     Secure Account Management System ("SAMS")-  IntelliPay customers can securely log into IntelliPay's Secure Account Management System from any web browser to configure and control various IntelliPay components and behaviors. They can manage today's authorized transaction batches, control passwords, enforce transaction data components, control various features such as our new duplicate transaction detection and management system, control email transaction receipts, access Smart Terminal, control LinkSmart payment page contents, target returning live data streams, configure Visa-required invoice numbering, and more.

Education Services - We provide more than our software, we also assist our customers with education and site design services. We believe this information helps our clients understand how to use the Internet more effectively.

..     E-Camp - is a three-day training program designed to teach aspects of doing business on the Internet.

..     Idea Center - is our online Idea Center which promotes our customers'
      success by providing them with current information related to the Internet and what other successful business owners are doing online.

..     Coaching Programs - are personalized electronic/telephonic instruction on the use of our technology.  These programs are directed towards

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

      assisting clients in making virtual operations successful. We recommend eight to twelve, one-half hour sessions.

Rent-a-Pro - offers custom web site design services to clients who elect to hire Pacific WebWorks to build their web site for them rather than building it themselves.

Technical Support - is offered via online chat or e-mail from 7 a.m. to 8 p.m.
(MST), or by phone from 8 a.m. to 5 p.m. (MST).

Hosting Infrastructure - allows us to host our customers' web sites on behalf of our clients, therefore eliminating the cost of ownership for our clients.

Place-to-Vacation - is a marketing tool that helps our users attract Internet traffic to their web site by giving away a chance to win a free vacation.

Domain Names - are offered to customers online at retail prices. These include ".com," ".org," ".biz," and ".info."

Sales and Marketing

     We do not believe that our competitors are effectively targeting our market niche: A totally Internet based, end-to-end business solution for small- and medium-sized businesses. We believe that our products will allow businesses to generate leads, sell products, run sales promotions, capture demographic information about web site visitors, communicate with web site visitors, and obtain intelligent information about who is visiting their web sites and what they are doing while they are there. Our products allow our customers to stay in complete control of their web sites and provide tools which can facilitate a successful Internet experience for them.

     We market and sell our products through reseller channels, our internal sales force and strategic partnerships. We sell our products to partners at wholesale, who then mark the products up and sell them at retail. We also sell our products through resellers who are paid a commission for each merchant who purchases our products. Each merchant must sign a purchase agreement with the reseller, which the reseller must in turn provide to us. We then provide software to the resellers' own merchants which allows these users to create Internet web sites and/or complete e-business solutions. We provide the initial reseller with training in the use of the software. The reseller is an independent contractor and is obligated to pay the amounts due under the agreement even if payments from the merchant are not received.

     We believe we may be able to develop a substantial presence in our target market through a combination of broad channels of distribution, marketing strategy, unique proprietary technology, technical expertise, and early entry into our target market. It is our opinion that in the past, businesses which have attempted to maintain interactive web sites and conduct business on the Internet have either developed technical expertise themselves, paid employees to create and maintain their web sites, or retained contract "web professionals" to do so. We believe our products allow small businesses, at a relatively small cost, to participate in Internet commerce by creating and managing their own Internet web sites and storefronts.

Trademark, Licenses and Intellectual Property

      On October 9, 1998, Utah WebWorks filed a trademark application for Visual WebTools(TM) which we acquired and became responsible for upon our merger with Utah WebWorks. In December of 1998 the United States Patent and Trademark Office assigned Serial No. 567,136 to this mark. The trademark is currently pending. In 1999 we filed a trademark application for MainStreetSquare.com(TM), Cyberhaggle(TM), and Pricehunter(TM), all features of the online mall. Likewise, in 1999 we filed for trademarks on Pacific WebWorks(TM), ClipOn Commerce(TM), FreeSiteNow(TM), V4(TM), Overnet Express(TM) and IDDS(TM). We did not file any trademark applications during fiscal year 2000 or 2001.

     Our success will depend, in part, on our ability to obtain and protect our trademark and trade secrets and operate without infringing upon the proprietary rights of others in the United States and other countries. If we were to become involved in a dispute regarding our intellectual property, it may become necessary for us to participate in interference proceedings before the United States Patent and Trademark Office to determine whether we have a valid claim to the rights involved. We could also be forced to seek a judicial determination concerning the rights in question. These proceedings could be costly and time consuming, even if we were to eventually prevail. Should we not prevail, we could be forced to pay significant damages, obtain a license to the technology in question, or stop marketing one or more of our products.

     All of our core technology was developed internally by either our engineers or by the engineers of Utah WebWorks. The performance of our products does not primarily rely on any third party technology, although we continue to support as many third party technologies as possible.

     We also rely upon trade secrets, proprietary know-how, and confidentiality provisions in agreements with employees, consultants, and resellers to protect our intellectual property rights. There are risks that these other parties may not comply with the terms of their agreements with us, and that we may not be able to adequately enforce our rights against these parties. We have adopted a policy of requiring our employees and resellers to execute confidentiality agreements when they commence employment with us or resell our products. These agreements generally provide that all confidential information developed or made known to the employees or resellers during the course of their relationship with us is to be kept confidential and not disclosed to third parties, except under certain specific circumstances. In the case of employees, the agreements also provide that all inventions conceived by the employees in the course of their employment will be our exclusive property.
Major Customers

     Our client base includes approximately 15,000 customer accounts, but two major resellers accounted for approximately 41.0% and 7.9% of our total net
sales for the three months ended March 31, 2002.   For the year ended December
31, 2001, these resellers represented 12.2% and 10.7% of net revenues. During the 2000 fiscal year, three major resellers accounted for 40%, 20% and 17% of the total number of our hosting customer base. We are dependent upon these resellers and if we lose them then our revenues would be adversely affected.

Competition

     Our market is relatively new, very competitive and subject to rapid technological change. We expect competition to persist, increase, and intensify in the future as the markets for our products and services continue to develop and as additional companies enter our markets. A number of companies are now providing Internet services to small businesses. They include organizations like Microsoft, vJungle, Bigstep.com, Websitepros, Agillion, Bizfinity, Vista.com, an HostPro. Our success in our target market will depend upon our ability to build name brand recognition and to provide cost-effective products and services to our customers.

     At the present time, we have not identified any other companies that are using the same approach as Pacific WebWorks. Nonetheless, there is always the potential that other, larger interests will choose to enter the market we are developing or that a new market may emerge. Although we feel the market is vast and should accommodate many technology providers, we may not be able to compete effectively with current and future competitors.

     Currently, in our estimation, few major competitors offer products comparable to the Visual WebTools(TM) product family. We believe that "Yahoo! Store" is our most significant competitor, with its brand name recognition and significantly greater financial, technical, marketing, and managerial resources. Yahoo! Store has significantly higher sales and customers than we do and has entered into a significantly higher number of license agreements with third parties. We believe that our product provides a comparable service for a lower price than that provided by Yahoo! Store. In addition, because we have focused our efforts on small businesses, including

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

providing Internet tools which allow businesses to develop their own Web sites, we believe that the generality of the Yahoo! Store may be inadequately addressing potential customer needs and that we will be able to address their site development needs.

     Our ability to successfully compete, in turn, will depend upon a number of factors, including:
     .     our ability to successfully maintain and sell existing products;
     .     our ability to conceive, develop, improve, and market new products;
     . our ability to identify and take advantage of emerging technological trends within our target markets; and,
     . our ability to respond effectively to technological changes or new product announcements by competitors.
We believe that we will need to make significant expenditures for research and development in the future to compete effectively.

Product Development

     We continue to improve upon our products and release new related products. We recorded research and development expenses of $143,095 for the quarter ended March 31, 2002. At December 31, 2001, we recorded research and development expenses of $449,323, primarily related to development of Visual WebTools V4.1 and updating of core products. In 2000 we expended $1,044,842 for research and development for completion of our earlier V4 version of Visual WebTools(TM).

Material Contracts

     We are a party to the following material contracts:

     We initially entered into an informal agreement with Electric Lightwave, Inc. for telecommunications and Internet access in January 1998. We formalized the agreement in February 1998 and negotiated an extension in November 2001. The extension agreement is dated January 1, 2002, requires that we pay approximately $3,250 per month for a dedicated DS3 Internet connection and the extension terminates in January 2004.

     In February of 1999, we entered into an agreement with U.S. Merchant Systems, Inc. located in Newark, California. U.S. Merchant Systems provides merchant accounts to our clients. We integrated merchant account and transaction processing functions with our software, which allows purchasers of Visual WebTools(TM) to accept all major credit cards and personal checks at point-of-sale on their web sites. The term of this agreement is one year from the date of execution and automatically renews each successive year thereafter, unless canceled in writing.

Employees

     As of the date of this filing we have 21 employees. We have six employees in administration, four in sales/marketing, six in operations and five engineers. Our employees are not presently covered by any collective bargaining agreement. We have not experienced any work stoppages and believe that our relations with our employees are good.

Reports to Security Holders

     We are required to comply with the reporting requirements of the Exchange Act of 1934 and must file annual, quarterly, and other reports with the SEC. We are also subject to the proxy solicitation requirements of the Exchange Act and, accordingly, we will furnish an annual report with audited financial statements to our stockholders as part of our proxy statement. We currently use an investor relations firm, Summit Resource Group, Inc., and interested persons may call at 1-800-400-1290.

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

     We are an electronic filer and copies of our periodic reports and other information should be available through the Internet by using the SEC's EDGAR database which may be found at http://www.sec.gov. The public may read and copy any materials we file with the SEC, including copies of this registration statement at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300.


                            PROPERTIES

     Our principal offices are located in the Westgate Business Center, which is located in Salt Lake City, Utah. This property serves as our main office and data center. We believe this property will be adequate for our future needs. We negotiated a new lease, which terminates December 30, 2003, with Westgate Business Center in November 2001. We lease approximately 8,000 square feet of commercial office space and pay approximately $8,000 per month under the lease. Either party may terminate the lease with 30-day written notice prior to the expiration date, but if the lease is not terminated prior to the expiration date, it continues on a month-to-month basis.


                        LEGAL PROCEEDINGS

     On February 12, 2001, Pacific WebWorks received notice of Charge No. A1-0184 filed with the State of Utah Labor Commission regarding an allegation of racial discrimination charged by Andrew Renfro, a former employee. Mr. Renfro claimed that he was forced to resign as our sales manager due to demotions and pay cuts based on differential treatment based on his race and color. We responded to the request for information from the Labor Commission and stated that we believed Mr. Renfro was treated fairly while he was employed by Pacific WebWorks. Mr. Renfro did not identify the remedy he was seeking. An informational hearing was conducted on January 18, 2002, and an Order was issued on February 26, 2002, dismissing all charges related to the matter. Mr. Renfro appealed that decision and management attended a conference to schedule further appeal procedures.

     On April 16, 2001, One Source, a corporation, filed a complaint in the Third District Court, Sandy Department, State of Utah, naming World Commerce Network, LLC and Mat Dastrup, our former CFO, as defendants. One Source alleged default under a certain Application for Credit and Personal Guaranty and One Source sought the sum of $64,353.57, with 18% interest from November 15, 2000. On May 1, 2002 we received notice to appoint counsel within twenty days.

     We are involved in various disputes and legal claims arising in the normal course of our business. Except for the actions discussed above, in the opinion of management, any resulting litigation from these disputes and claims will not have a material effect on our financial position and results of operations.


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

                            MANAGEMENT

Directors and Executive Officers

The directors and executive officers and key employees of Pacific WebWorks are listed below. Their respective ages and positions are listed, as well as, biographical information for each of these persons is presented below. Our articles of incorporation provide for a board of directors consisting of at least three, but no more than nine persons. Our directors serve until our next annual meeting or until each is succeeded by a qualified director. Our executive officers are chosen by our board of directors and serve at its discretion. There are no family relationships between or among any of our directors and executive officers.

Name                    Age    Position Held
----------------      -------  -----------------------------
Christian R. Larsen      27    President and Director
Kenneth W. Bell          52    Chief Executive Officer and Director
Thomas R. Eldredge       34    Secretary/Treasurer and Chief Financial Officer
Allan E. Oepping         27    Director
Benjamin A. Black        29    Director

     Christian R. Larsen: Mr. Larsen serves as President and a director of Pacific WebWorks, Inc. and has done so since April 1999. From April 1999 through January 2001 he served as our Chief Executive Officer. For the two years prior to April 1999, he served as Chief Operating Officer for Pacific WebWorks and as a consultant for Utah WebWorks. In July 1993, he started Innovative Research and Animated Design, Inc. ("IRAD") which developed custom and commercial software for animation and special effects. He served as President of IRAD from October 1993 until February 1997. IRAD grew to a Company employing 28 individuals. He has seven years experience providing computer consulting and business management services. Mr. Larsen filed a Chapter 7 voluntary bankruptcy petition in May of 1997 in the District of Utah Central Division of the United States Bankruptcy Court, which was discharged in September of 1997.

     Kenneth W. Bell: Mr. Bell was appointed as our Chief Executive Officer and interim Director on January 5, 2001. He is President and a Director of Logio, Inc. and has served in various offices for Logio since February 1997. From April 1990 to December 1996, he served as President and Chief Financial Officer of Kelmarc Corporation, a financial and management advisory company. He has thirty years experience in a variety of finance and management positions, including employment in the commercial banking area for fifteen years in Utah and California. Mr. Bell received a bachelors degree from Brigham Young University in 1972.

     Thomas R. Eldredge: On January 5, 2001 our Board of Directors appointed Mr. Eldredge as our Secretary/Treasurer and Chief Financial Officer. Mr. Eldredge is a CPA and has over eleven years of experience in accounting, audit and information technology. He spent over six years with Grant Thornton LLP, one of the nation's ten largest public accounting firms. Most recently he was a manager in the assurance department at Grant Thornton. Mr. Eldredge is an adjunct professor at the University of Utah in the accounting and information technology departments at the graduate and undergraduate levels and has instructed students for over four years at the University, Grant Thornton's National training center and Utah Valley State College. He received both his Bachelor of Science and Master of Professional Accountancy from the University of Utah. Mr. Eldredge has served as the President of the Utah Association of
Certified Public Accountants'   Southern Chapter. In February 2001, our Board
of Directors appointed Mr. Eldredge as Corporate Secretary.

     Allan E. Oepping: Mr. Oepping serves as a Director and as our Vice President of Engineering. He is a Microsoft Certified Professional (MCP) and has over nine years professional experience working with computer hardware and software. He started with Utah WebWorks in November of 1997 as an independent consultant, then became its Technical Director in August of 1998. He was the head programmer for IRAD for five years. While at IRAD, Mr. Oepping developed several new technologies, including a spatial division/isolation technique which speeds up renderings from 200% to 700%. He attended Salt Lake Community College in Salt Lake City, Utah

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

during 1994. Mr. Oepping filed a Chapter 7 voluntary bankruptcy petition on March 2, 1998, in the District of Utah, Central Division of the United States Bankruptcy Court. The petition was discharged on June 12, 1998.

     Benjamin A. Black: Mr. Black serves as a Director. He has over eight years of professional experience in software development programming. He has worked as Senior Programmer for Pacific WebWorks since April of 1997. He was lead programmer at IRAD from 1994 through 1997. In 1995 he received his Associate of Science degree in electronics technology from Salt Lake Community College in Salt Lake City, Utah. He is a Microsoft Certified Professional
(MCP) and is experienced in advanced programming languages including C, C++, and Perl.


                 EXECUTIVE COMPENSATION

     The following table shows the compensation paid to our named executive officers in all capacities during the past three fiscal years. We do not have formal written agreements with our executive officers.


                    SUMMARY COMPENSATION TABLE

                       Annual Compensation
                       --------------------
Name and principal                                       Other annual
position             Year     Salary($)      Bonus ($)   compensation ($)
------------------- --------- -------------- ----------- ---------------
Christian R. Larsen  2001     $   55,750     $    0      $    0
President            2000         60,000          0           0
                     1999         60,000          0           0

Kenneth W. Bell      2001         67,125*         0           0
CEO                  2000              0          0           0
                     1999              0          0           0

Thomas R. Eldredge   2001         67,292*         0           0
Secretary/Treasurer  2000              0          0           0
CFO                  1999              0          0           0


Allan E. Oepping     2001         50,000          0           0
Director             2000         50,000          0           0
                     1999         50,000          0           0

Benjamin A. Black    2001         50,000          0           0
Director             2000         50,000          0           0
                     1999         50,000          0           0

Tom J. Hill          2001         90,250          0           0
Former Director **   2000         84,118          0           0
                     1999              0          0           0


     * Does not include salaries paid by Logio to these persons prior to Pacific WebWorks' acquisition of Logio.
     **   Mr. Hill resigned on February 11, 2002

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

                      Long Term Compensation
                     -----------------------

                                  Awards                 Payouts
                                  -------                --------
                           Restricted    Securities       LTIP     All
Name and principal         stock         underlying       payouts  other
position            Year   awards(s)($)  Options/SARs (#) ($)      Comp.($)
------------------- ------ ------------- ---------------- -------- ----------

Christian R. Larsen  2001    $   0          325,000       $    0   $   0
President            2000        0                0            0       0
                     1999        0                0            0       0

Kenneth W.  Bell     2001        0          637,878            0       0
CEO                  2000        0                0            0       0
                     1999        0                0            0       0

Thomas R. Eldredge   2001        0          327,273            0       0
Secretary/Treasurer  2000        0                0            0       0
CEO                  1999        0                0            0       0

Allan E. Oepping     2001        0          325,000            0       0
Director             2000        0                0            0       0
                     1999        0                0            0       0

Benjamin A. Black    2001        0          250,000            0       0
Director             2000        0                0            0       0
                     1999        0                0            0       0

Tom J. Hill          2001        0          300,000            0       0
Former Director      2000        0                0            0       0
                     1999        0                0            0       0



              OPTION/SAR GRANTS IN LAST FISCAL YEAR

                        Individual Grants
                         ----------------

                                        Percent of
                         Number of        total
                        securities     options/SAR's
                        underlying      granted to    Exercise or
                       Options/SAR's   employees in    base price  Expiration
     Name                granted (#)    fiscal year     ($/sh)        date
---------------------  --------------  ------------   ----------  -----------
Christian R. Larsen     325,000 (2)        11%         $ 0.75       4/4/2011

Kenneth W. Bell          37,878 (1)        19%           0.87      1/31/2011
                        600,000 (2)        20%           0.75       4/4/2011

Thomas R. Eldredge       27,273 (1)        14%           0.87      1/31/2011
                        300,000 (2)        10%           0.75       4/4/2011

Allan E. Oepping        325,000 (2)        11%           0.75       4/4/2011

Benjamin A. Black       250,000 (2)         8%           0.75       4/4/2011

Tom Hill                300,000 (2)        10%           0.75       4/4/2011


     (1)  Options granted on 1/31/2001 vest upon grant and
     (2) Options granted on 4/4/2001: 1/6th vests on grant and remainder vests 1/6th every six months


                       Potential realizable value
                       at assumed annual rates of          Alternative to
                       stock price appreciation for      (f) and (g) grant
                              option term                   date value

                                                          Grant date present
     Name                 5% ($)           10% ($)           value ($) (1)
 ---------------------    --------       ---------        -------------------

Christian R. Larsen        $121,875       $243,758          $ 182,000

Kenneth W. Bell              16,477         32,954             24,621
                            225,000        450,000            336,000

Thomas R. Eldredge           11,864         23,728             17,727
                            112,500        225,000            168,000

Allan E. Oepping            121,875        243,750            182,000

Benjamin A. Black            93,750        187,500            140,000

Tom Hill                    112,500        225,000             84,000


Compensation of Directors.

     We do not have any standard arrangement for compensation of our directors for any services provided as director, including services for committee participation or for special assignments.


                     PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of our outstanding common stock for each of our executive officers; each of our directors; and all executive officers and directors as a group. We are unaware of any person or group who own beneficially more than 5% of our outstanding common stock. Beneficial ownership is determined according to the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 23,991,655 shares representing 23,086,504 outstanding shares of common stock as of May 23, 2002, and options to purchase 905,151 common shares which may be exercised by the following persons within the next 60 days.

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


                            MANAGEMENT

                                Common Stock Beneficially Owned
                                -------------------------------
Name and Address of          Number of Shares of                   Percentage
Beneficial Owners            Common Stock          Options (1)     of Class
-----------------------      -------------------   ------------    ----------
Christian R. Larsen              878,000            162,500          4.5%
180 South 300 West, Suite 400
Salt Lake City, Utah 84101

Kenneth W.  Bell                 217,311 (2)        337,878          2.4%
180 South 300 West, Suite 400
Salt Lake City, Utah 84101

Benjamin A. Black                500,000            125,000          2.7%
180 South 300 West, Suite 400
Salt Lake City, Utah 84101

Thomas R. Eldredge                     0            177,273          1.0%
180 South 300 West, Suite 400
Salt Lake City, Utah 84101

Allan E. Oepping                 697,500            162,500          3.7%
180 South 300 West, Suite 400
Salt Lake City, Utah 84101

All executive officers and     2,296,811            905,151         13.3%
directors as a group

          (1) Represents options exercisable within the next 60 days (April 4, 2002).
          (2) Includes 80,309 shares held by Mr. Bell and 137,002 shares owned jointly with his spouse.


                    DESCRIPTION OF SECURITIES

     Our Articles of Incorporation, as amended, authorize 50,000,000 shares of common stock. As of May 23, 2002, we had 23,086,504 shares of common stock issued and outstanding held by approximately 329 record holders. We estimate that approximately 4.3 million shares of our outstanding common stock are "restricted securities," as that term is defined in Rule 144. We have approximately 18.7 million common shares which are unrestricted shares, except for any of those shares that are acquired by affiliates. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act, or otherwise. In addition, we have granted warrants to purchase an aggregate of 6,900,000 common shares exercisable at prices ranging from $0.30 to $7.50 per share which expire through April 25, 2006. In March 2001 we reserved 5,000,000 shares for our Incentive Stock Option Plan, which currently has options to purchase 3,630,409 common shares exercisable through October 2003.

     Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present at a stockholders' meeting is required for actions to be taken by stockholders. Directors are elected by a majority vote and the holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions. Holders of common stock are entitled to receive dividends out of funds legally available if, and when, declared by our Board of Directors and to participate pro rata in any distribution of assets available for distribution upon liquidation of Pacific WebWorks. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder.

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
                      SELLING STOCKHOLDERS

     The following table identifies the selling stockholders and indicates their relationship to us within the past three years and the number of shares of common stock owned by each prior to the offering, the estimated number of shares to be offered for the selling stockholder's account and the estimated number of shares and percentage of outstanding shares to be owned by each selling stockholder after the completion of the offering. Since the selling stockholders may sell all, a portion or none of their shares from time to time, no firm estimate can be made of the aggregate number of shares that are being offered or that will be owned by each selling stockholder upon completion of the offering. Accordingly, the ownership amount and percentage after the offering assumes exercise of all 5,600,000 warrants and the sale of all of the registered shares.


                          Securities       Number of       Securities owned
                          owned prior      shares being      after offering
Name and relationship     to offering (1)  registered (1)  Shares   Percent
------------------------- ---------------- --------------- -------- ---------
AMCAN Services, Inc.
Accredited investor         1,000,000        1,000,000        0       0%

Compass Equity Partners
Warrant purchaser           1,000,000        1,000,000        0       0%

Condiv Investments, Inc.
Accredited investor           300,000          300,000        0       0%

MidWest First
Financial, Inc.
Accredited investor           300,000          300,000        0       0%

Pacific First National,
Inc.
Accredited investor         1,000,000        1,000,000        0       0%

State Management
Associates, L.C.
Accredited investor         1,000,000        1,000,000        0       0%

TST Corporation
Accredited investor         1,000,000        1,000,000        0       0%


     (1)   Represents shares issuable upon exercise of warrants.

     The following chart describes the warrants which have been granted in connection with the transactions described below.

------------------------------------------------------------------------------
                          Date           Number of
Selling                   Warrant        Underlying     Exercise   Expiration
Stockholder               Exercisable    Shares         Price      Date
-----------------------   -------------- -------------- ---------- -----------
AMCAN Services, Inc.       5/30/2001      1,000,000        $0.80   5/30/2003

Compass Equity Partners    4/25/2001       500,000          0.50   4/25/2006
                              "            500,000          0.75     "


Condiv Investments, Inc.   2/22/2000       200,000          5.00   2/22/2005
                              "            100,000          7.50      "

Midwest First National,    2/22/2000       200,000          5.00   2/22/2005
Inc.                          "            100,000          7.50      "

Pacific First National,
Inc.                       5/30/2001     1,000,000          0.80   5/30/2003

State Management
Associates, L.C.           5/30/2001     1,000,000          0.80   5/30/2003

TST Corporation            5/30/2001     1,000,000          0.80   5/30/2003

-----------------------------------------------------------------------------

Transactions Related to the Offering

     We agreed to register 5,600,000 common shares under this prospectus based on certain transactions between us and the selling stockholders, which are described below.

     On February 22, 2000, we entered into a purchase agreement with two accredited investors, Condiv Investments, Inc. and MidWest First National, Inc., for the purchase by those investors of up to 400,000 units for $1,000,000. Each unit consisted of one share of our common stock and one "A" Warrant and one "B" Warrant. The "A" Warrant granted the investor the right to purchase one additional share at an exercise price of $5.00 and the "B" Warrant granted the investor the right to purchase 1/2 of one additional share at an exercise price of $7.50. Upon closing each investor acquired 200,000 common shares, one "A" Warrant to purchase an additional 200,000 common shares and a "B" Warrant to purchase an additional 100,000 common shares. Also, each investor promised not to acquire or own more than 4.99% of Pacific WebWorks' outstanding common stock at any time. Neither Condiv Investment nor Midwest First has exercised any warrants as of the date of this filing; however, both have sold their 200,000 shares issued under the purchase agreement.

     As part of the purchase agreement with Condiv Investments and MidWest First Financial, we agreed to file a registration statement with the SEC to register the shares held or to be acquired by these investors. As a result, we filed a registration statement on Form S-1 on May 30, 2000, which was granted acceleration without review by the SEC and was declared effective on June 12, 2000. We filed a post-effective amendment No. 1 to that registration statement on June 19, 2001. We agreed to use our best efforts to maintain the effectiveness of the registration statement until its termination upon the earliest of the following:
     . when all of the registered common shares have been sold by the selling stockholders;
     . when the selling stockholders may sell the shares under the provisions of Rule 144; or
     .     five years from the closing date.

     On April 25, 2001, we entered into a consultant agreement with Columbia Financial Group, Inc. We granted warrants to purchase 1,000,000 shares to Columbia Financial in consideration for investor relations services. One warrant provided for the purchase of 500,000 common shares at an exercise price of $0.50 and the second warrant provided for the purchase of 500,000 common shares at $0.75 per share. We agreed to register the

1,000,000 underlying shares for the warrants. On February 25, 2002, Columbia Financial sold the warrants to Compass Equity Partners.

     On May 30, 2001, we entered into a registration rights agreement related to a private placement of 4,000,000 units sold to four accredited investors for $1,600,000. Each investor, AMCAN Services, Inc., Pacific First National, Inc., State Management Associates L.C., and TST Corporation, purchased 1,000,000 units for $400,000. The units consisted of one common share and a warrant to purchase 1,000,000 shares at an exercise price of $0.80, which expire through May 30, 2003. The investors have sold the 4,000,000 common shares purchased in the transaction and we are registering the remaining 4,000,000 shares to be issued upon exercise of the warrants. On June 28, 2001, we filed a registration statement with the SEC which registered the shares related to this transaction and it was declared effective without review by the SEC on August 8, 2001. We agreed to maintain the effectiveness of this registration statement or a post-effective registration statement until the earlier of:
     . the date all of the registered common shares have been sold by the selling stockholders;
     . the date the selling stockholders receive an opinion of counsel that they may sell the shares under the provisions of Rule 144; or
     .    three years from the subscription date.


                      PLAN OF DISTRIBUTION

     We have agreed to register these shares for the benefit of the selling stockholders; but, the registration of these shares does not necessarily mean that any of them will be offered or sold by the selling stockholders. The selling stockholders will have absolute discretion as to when and if shares are sold or if the warrants are exercised, whether the shares issued upon exercise will be sold, and the manner and timing of sales of the shares. They may sell all or a portion of the shares through public or private transactions, on or off established markets, or in negotiated transactions or otherwise.

     The shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares may be sold may include:
      . a block trade, which may involve crosses, in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
      . purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;
      . ordinary brokerage transactions and transactions in which the broker solicits purchasers;
      .    privately negotiated transactions;
      .    through the writing of options on the shares;
      . the selling stockholders may deliver all or a portion of the shares to cover a short sale or sales made after the date of this prospectus, or a call equivalent position or a put equivalent position entered or established after the date of this prospectus; and/or
      . the selling stockholders may also sell all or any portion of the shares in reliance upon Rule 144 or Regulation S.

     The sale price to the public may be:
      .    the market price prevailing at the time of sale;
      .    a price related to the prevailing market price;
      .    at negotiated prices; or
      . any other price as the selling stockholders determine from time to time.

     We will not use the services of underwriters or dealers in connection with the sale of the shares registered under this prospectus. The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. These broker-dealers may also receive compensation from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal or both. This compensation might be in excess of customary commissions as to a particular broker-dealer. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

     The selling stockholders may also sell all or any part of the shares offered in this prospectus through an underwriter. As of the date of this filing, no selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be disclosed in a supplement or revision to this prospectus.

     The selling stockholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by any broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act. Since the selling stockholders may be deemed to be "underwriters" they will be subject to the prospectus delivery requirements of the Securities Act.

     We and the selling stockholders will be subject to applicable provisions of the Exchange Act of 1934 and the rules and regulations promulgated under it, including, without limitation, Regulation M. Regulation M restricts certain activities of the selling stockholders and may limit the timing of purchases and sales of any of the shares by the selling stockholder or any other person. Also, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days prior to the commencement of the distribution. All of these limitation may affect the marketability of our shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

     In the event a block trade or other special offering of these shares is arranged, then we will distribute a prospectus supplement, if required, that will identify the name of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholders and as well as any other required information.

     Some states securities laws may require the shares be sold only through registered or licensed brokers or dealers. In addition, in some states, these shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from the registration or qualification requirement of that state is available and is complied with.


              INTEREST OF NAMED EXPERT AND COUNSEL

     We are not aware of any expert or legal counsel named in this prospectus who will receive a direct or indirect substantial interest in the offering. Our counsel, Cindy Shy, P.C., has provided an opinion regarding the validity of the shares to be issued in connection with this prospectus. Our financial statements for the year ended December 31, 2001 and 2000, have been audited by Chisholm & Associates, Certified Public Accountants, as set forth in their report appearing with the financial statements. The financial statements are included in reliance upon their report given on the authority of that firm as experts in accounting and auditing.

    DISCLOSURE  OF  COMMISSION  POSITION ON  INDEMNIFICATION
                  FOR  SECURITIES  ACT LIABILITY

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     We agreed to indemnify AMCAN Services, Inc., Columbia Financial Group, Inc., Condiv Investments, Inc., MidWest First Financial, Inc., Pacific First National, Inc., State Management Associates, LC and TST Corporation for liabilities arising under the Securities Act. We will indemnify each of these selling stockholders, its officers, directors and constituent partners or members, if any, and each person controlling them (within the meaning of the Securities Act), against all claims, losses, damages, liabilities, actions suffered or incurred by any of them, to the extent these claims, losses, damages or liabilities arise out of or are based upon:
     . any untrue statement or alleged untrue statement of a material fact contained in any prospectus or any related registration statement incident to this registration; or
     . any omission or alleged omission to state a material fact required to be stated or necessary to make the statements not misleading; and
     . any violation by us of any rule or regulation promulgated under the Securities Act applicable to Pacific WebWorks and relating to actions or inaction required of us in connection with any registration.

     Each selling stockholder has agreed to indemnify and reimburse Pacific WebWorks and its officers, directors and each controlling person for any actions based upon any untrue statement or alleged untrue statement or any omission or alleged omission based upon written information furnished to us by the selling stockholders for use in the preparation of the registration statement or prospectus.


                      AVAILABLE INFORMATION

     This prospectus does not contain all the information in or attached as an exhibit to the registration statement and purchasers should refer to the exhibits to the registration statement for the complete text. The registration statement and its exhibits may be inspected at the office of the SEC without charge as described above in the "Business - Reports to Security Holders" section. Also, a copy of the registration statement, any post-effective amendment and exhibits may be accessed through the SEC's EDGAR Archive located at its web site at http://www.sec.gov. Additional updating information with respect to the securities covered by this prospectus may be provided in the future to purchasers by means of amendments or supplements to this prospectus.

     In addition, the information incorporated by reference is available to you without charge upon your written or oral request. Pacific WebWorks agrees to respond to your requests for the additional information within one business day of receipt of the request. We will send the copies of the document by first class mail or other equally prompt means. You must address your request to:

                        Investor Relations
                      Pacific WebWorks, Inc.
                  180 South 300 West, Suite 400
                    Salt Lake City, Utah 84101


                      CHANGES IN ACCOUNTANTS

     As previously reported, on August 3, 2000, Chisholm & Associates, Certified Public Accountants replaced Crouch, Bierwolf & Chisholm, Certified Public Accountants, as our independent auditor.

                  INDEX TO FINANCIAL STATEMENTS


Financial statements of Pacific WebWorks for the three month periods ended March 31, 2002 and 2001 (unaudited)
     Consolidated Balance Sheets........................................ F-1
     Consolidated Statements of Operations.............................. F-2
     Consolidated Statements of Cash Flows.............................. F-3
     Notes to Financial Statements...................................... F-4

Financial statements of Pacific WebWorks for years ended December 31, 2001 and 2000
     Independent Auditors' Report....................................... F-13
     Consolidated Balance Sheets ....................................... F-14
     Consolidated Statements of Operations.............................. F-15
     Consolidated Statements of Cash Flows.............................. F-16
     Consolidated Statements of Stockholders' Equity ................... F-17
     Notes to Financial Statements ..................................... F-19

             Pacific WebWorks, Inc. and Subsidiaries

                   CONSOLIDATED BALANCE SHEETS

                              ASSETS

                                                    December 31,   March 31,
                                                        2001         2002
                                                   ------------- -------------
                                                                 (Unaudited)
CURRENT ASSETS
  Cash and cash equivalents                        $    249,813  $    327,981
  Receivables
   Trade, less allowance for doubtful
    receivables of $46,000 in 2002 and
    $53,107 in 2001                                     149,742       125,134
   Employee                                                 768           768
  Prepaid expenses                                      140,773        66,304
                                                   ------------- -------------

     Total current assets                               541,096       520,187
                                                   ------------- -------------

PROPERTY AND EQUIPMENT, NET AT COST                     262,828       211,871

OTHER ASSETS                                          2,964,654     2,964,146
                                                   ------------- -------------

                                                   $  3,768,578  $  3,696,204
                                                   ============= =============


               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Current portion of long- term capital leases     $        460  $          -
  Capital leases in default                             438,373       438,648
  Payables past due                                     290,795       277,809
  Overdraft in bank                                      23,766        23,766
  Accounts payable                                      275,368        94,769
  Accrued liabilities                                   301,928       287,513
  Other current liabilities                             222,048       225,048
  Deferred revenue                                      109,668       117,757
  Notes payable                                         216,580             -
                                                   ------------- -------------

     Total current liabilities                        1,878,986     1,465,310

STOCKHOLDERS' EQUITY
  Common stock - par value $0.001; authorized
   50,000,000; issued and outstanding 23,086,504
   in 2002 and 23,076,688 in 2001                        23,077        23,087
  Additional paid-in capital                         14,998,151    15,045,580
  Stock subscription receivable                         (40,000)            -
  Accumulated deficit                               (13,091,636)  (12,837,773)
                                                   ------------- -------------

      Total stockholders' equity                      1,889,592     2,230,894
                                                   ------------- -------------

                                                   $  3,768,578  $  3,696,204
                                                   ============= =============








 The accompanying notes are an integral part of these statements.

             Pacific WebWorks, Inc. and Subsidiaries

              CONSOLIDATED STATEMENTS OF OPERATIONS
                           (Unaudited)

                                                       Three months ended
                                                            March 31,
                                                        2001          2002
                                                   ------------- -------------
Revenues, net
  Software, access and license fees                $  1,080,080  $     42,118
  Hosting, gateway and maintenance fees                 243,154       457,247
  Training, design and other                             28,737        54,614
                                                   ------------- -------------
                                                      1,351,971       553,979

Cost of sales                                           227,700       114,774
                                                   ------------- -------------

     Gross profit                                     1,124,271       439,205

Selling expenses                                        219,792        96,581
Research and development                                143,095        77,235
General and administrative                              451,782       297,126
Depreciation and amortization                           574,422        54,535
Compensation expense for options and warrants            12,900        43,768
Impairment loss - long-lived assets                     122,685             -
                                                   ------------- -------------

     Total operating expenses                         1,524,676       569,245
                                                   ------------- -------------

     Loss from operations                              (400,405)     (130,040)
                                                   ------------- -------------
Other income (expense)
  Loss on sale or abandonment of assets                       -        (7,500)
  Interest income                                         3,566         1,267
  Interest expense                                      (41,434)      (12,487)
  Penalties                                                   -       (21,388)
  Other income, net                                           -         7,748
                                                   ------------- -------------

                                                        (37,868)      (32,360)
                                                   ------------- -------------

  Net income (loss) before extraordinary gain          (438,273)     (162,400)


Extraordinary gain net of income tax                          -       416,263
                                                   ------------- -------------

     NET EARNINGS (LOSS)                           $   (438,273) $    253,863
                                                   ============= =============

Net earnings (loss) per common share - basic and dilutive
  Net loss before extraordinary gain               $      (0.03) $      (0.01)
  Extraordinary gain                                          -          0.02
                                                   ------------- -------------
  Net earnings                                     $      (0.03) $       0.01
                                                   ============= =============

Weighted-average number of shares outstanding

  Basic                                              17,132,209    23,079,960
                                                   ============= =============
  Diluted                                            17,132,209    23,116,997
                                                   ============= =============


 The accompanying notes are an integral part of these statements.

             Pacific WebWorks, Inc. and Subsidiaries

              CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Unaudited)

                                                        Three months ended
                                                            March 31,
                                                        2001         2002
                                                   ------------- -------------
Increase (decrease) in cash and cash equivalents
  Cash flows from operating activities
   Net income (loss)                               $   (438,273) $    253,863
   Adjustments to reconcile net loss
    to net cash used in operating activities
     Depreciation & amortization                        574,422        54,535
     Issuance of  options and warrants
       for compensation                                  12,900        43,768
     Impairment loss                                    122,685             -
     Bad debt expense                                    40,308        27,165
     Loss on sale or abandonment of
       property and equipment                                 -         7,500
     Extraordinary gain                                       -      (416,263)
   Changes in assets and liabilities
   (Net of effects of acquisitions)
     Receivables                                          2,065       (31,450)
     Prepaid expenses and other assets                     (408)       78,648
     Accounts payable and accrued liabilities            44,111        23,576
     Deferred revenue                                (1,055,967)        8,089
                                                   ------------- -------------

        Total adjustments                              (259,884)     (204,432)

        Net cash provided by (used in)
        operating activities                           (698,157)       49,431
                                                   ------------- -------------
  Cash flows from investing activities
   Purchases of property and equipment                  (72,127)      (11,078)
   Cash acquired in acquisitions                          5,058             -
                                                   ------------- -------------

        Net cash used in investing activities           (67,069)      (11,078)
                                                   ------------- -------------

 Cash flows from financing activities
  Proceeds from issuance of notes payable               661,664             -
  Cash received for contributed capital                   1,475             -
  Cash received for stock subscription                        -        40,000
  Principal payments of long-term obligations           (20,928)         (185)
                                                   ------------- -------------

        Net cash provided by financing activities       642,211        39,815
                                                   ------------- -------------

Net increase (decrease) in cash and cash equivalents   (123,015)       78,168

Cash and cash equivalents at beginning of period        163,801       249,813
                                                   ------------- -------------

Cash and cash equivalents at end of period         $     40,786  $    327,981
                                                   ============= =============

Supplemental disclosures of cash flow information:
  Cash paid for interest                           $      3,401  $          -
  Cash paid for income taxes                                  -             -
Non-cash financing activities:
  Issuance of common stock for prepaid services,
    deposit and rent                                    268,600             -
  Purchase of Logio subsidiary for stock              2,450,000             -
  Prepaid insurance for stock                                 -         3,671





 The accompanying notes are an integral part of these statements.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         March 31, 2002
                           (Unaudited)

NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION

The Company
-----------

Pacific WebWorks, Inc. and its subsidiaries, engage in the development and distribution of web tools software, electronic business storefront hosting, and Internet payment systems for individuals and small to mid-sized businesses.

Basis of Presentation
---------------------

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for form 10-QSB of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting standards have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying interim consolidated financial information reflects all adjustments (consisting of normal recurring adjustments), which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. These financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. The results of operations for the quarter ended March 31, 2002 may not be indicative of the results that may be expected for the fiscal year ended December 31, 2002. Certain prior period balances have been reclassified to conform with current period presentation.

The accompanying condensed consolidated financial statements include the accounts of Pacific WebWorks, Inc. and its wholly owned subsidiaries, Intellipay, Inc., World Commerce Network, LLC., and Logio, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management believes that the estimates used in preparing the financial statements are reasonable and prudent; however, actual results could differ from these estimates.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         March 31, 2002
                           (Unaudited)

NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION - Continued

Revenue Recognition
-------------------

The Company recognizes revenue in accordance with the Securities and Exchange Commission, Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." SAB 101 clarifies application of generally accepted accounting principles to revenue transactions. The Company also follows SOP 97-2.

Revenues from up-front fees are deferred and recognized over the period services are performed (which is generally one year). Revenues from monthly hosting, maintenance, transaction and processing fees are recorded when earned.

Impairment of Long-Lived and Intangible Assets
----------------------------------------------

The Company has adopted Statement of Financial Accounting Standard No. 144 (SFAS 144), "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS replaces Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS 144 prescribes, among other things, an accounting model for long-lived assets to be disposed of including sales and discontinued operations. The Company is evaluating the impact of this pronouncement on its financial position and results of operations in future filings.

Previously, the Company followed Statement of Financial Accounting Standards
(SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which requires that impairment losses be recognized on such assets when indicators of impairment are discovered and estimated undiscounted future cash flows to be generated from those assets are less than their carrying value. During the three months ended March 31, 2001, and as a result of certain events and management's assessment of impaired assets, the Company recorded $122,685 in losses relating to the impairment of certain long-lived assets in Logio, Inc.

Business Combinations and Goodwill
----------------------------------

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 141 (SFAS 141), "Business Combinations" and No. 142 (SFAS 142), "Goodwill and Other Intangible Assets", which establishes new standards for the treatment of goodwill and other intangible assets. SFAS 142 prescribes that amortization of goodwill will cease as of the adoption date (January 1, 2002). Additionally, the Company will be required to perform an impairment test on goodwill and other intangible assets annually, and whenever events and circumstances occur that might affect the carrying value of such assets. The Company has not yet performed a formal impairment test of goodwill and is unsure of the effect such a test will have on the Company's results of operations and financial position.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         March 31, 2002
                           (Unaudited)

NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION - Continued

Recently Issued Accounting Pronouncements
-----------------------------------------

In October 2001, the FASB issued Statement of Financial Accounting Standard No. 144 (SFAS 144), "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS replaces Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS 144 prescribes, among other things, an accounting model for long-lived assets to be disposed of including sales and discontinued operations. The Company is evaluating the impact of this pronouncement on its financial position and results of operations in future filings.

Earnings (loss) Per Share
-------------------------

The computation of net earnings (loss) per share of common stock is based on the weighted average number of shares outstanding during each period presented. The Company utilizes the treasury stock method to calculate earnings (loss) per share. Potentially issuable common shares totaling 2,917,500 related to options and 5,562,963 related to warrants were excluded from the calculation of diluted loss per share because their effects were anti-dilutive.

The following is the calculation for weighted average common shares used in basic and dilutive net earnings (loss) per share:

                                                  Three months ended March 31,
                                                       2001         2002
                                                  ------------- -------------
Common shares outstanding during the period         15,008,000    23,076,688
Weighted average common shares issued                2,124,209         6,544
Weighted average common shares used
   in basic earnings (loss) per share               17,132,209    23,083,232
                                                  ------------- -------------
Dilutive effects of potentially issuable
   common shares (warrants)                                  -        37,037
                                                  ------------- -------------
Weighted average number of common shares
  and dilutive potential common stock used
  in diluted earnings (loss) per share              17,132,209    23,120,269
                                                  ============= =============

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          March 31, 2002
                           (Unaudited)

NOTE 2 - MANAGEMENT'S PLANS AND ISSUES AFFECTING LIQUIDITY

The Company's financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a limited operating history and has sustained losses since inception. In addition, although the Company had positive cash flows form operations of $49,431 during the three months ended March 31, 2002, it had negative cash flows from operations of $1,150,272 during the year ended December 31, 2001 and $698,157 during the three-month period ended March 31, 2001. The company had negative working capital of $925,124 at March 31, 2002 and $1,337,890 at December 31, 2001. As
a result, the Company has relied significantly upon equity and debt funding to support certain of its operations.

The Company is working through various matters related to disputes with a vendor and creditors, which may impact its cash position (see Note 9).

The Company has taken steps to reduce its burn rate in order to meet its monthly cash requirements from operations with its reoccurring monthly cash revenues. This has been accomplished through a reduction in personnel, relocation to lower-cost office facilities and other expense reduction activities. The Company has also focused its immediate attention to the operations and growth of its core business units: Pacific WebWorks, Inc. and Intellipay, Inc.

The Company expects to further generate positive cash flows from operations through continued burn rate reduction and our business development and sales activities. Further equity placements and debt issuance may be required to support operations and to pay existing liabilities of the Company.

There is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment includes the following:      December 31,   March 31,
                                                        2001        2002
                                                   ------------- -------------
    Computer Equipment                             $    421,770  $    427,842
    Equipment                                            83,961        75,162
    Software                                             83,971        84,111
    Furniture and Fixtures                               95,112        91,956
    Leasehold Improvements                                    -         2,943
                                                   ------------- -------------
                                                        684,814       682,014
    Less Accumulated Depreciation                      (421,986)     (470,144)
                                                   ------------- -------------
                                                   $    262,828  $    211,870
                                                   ============= =============

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          March 31, 2002
                           (Unaudited)

NOTE 4 - OTHER ASSETS


Other assets include the following:                 December 31,   March 31,
                                                        2001         2002
                                                   ------------- -------------
     Goodwill                                      $  6,628,642  $  2,946,253
     Acquired technology                                824,480             -
     Other                                               19,250        17,893
                                                   ------------- -------------

                                                      7,472,372     2,964,146
                                                   ------------- -------------
     Accumulated amortization                        (2,730,950)            -
     Impairment losses                               (1,776,768)            -
                                                   ------------- -------------
                                                   $  2,964,654  $  2,964,146
                                                   ============= =============


NOTE 5 - ACCRUED AND OTHER LIABILITIES

Accrued liabilities
-------------------

Accrued liabilities consist of the following:       December 31,   March 31,
                                                       2001          2002
                                                   ------------- -------------
     Payroll related liabilities                   $    147,162  $    157,107
     Interest payable                                    58,894        29,584
     Reseller commissions                                65,690        70,640
     Contingent liabilities                              30,000        30,000
     Other                                                  182           182
                                                   ------------- -------------
                                                   $    301,928  $    287,513
                                                   ============= =============

Payroll related liabilities totaling $164,127 at March 31, 2002 include approximately $90,600 in estimated taxes, penalties and interest past due from Intellipay, Inc. to the Internal Revenue Service for periods prior to and immediately after its acquisition by Pacific WebWorks, Inc. Intellipay, Inc. is currently attempting to negotiate an installment plan with the Internal Revenue Service for this liability.

Other current liabilities
-------------------------

Other current liabilities consist of estimated returns and chargebacks from a leasing company that funded customer purchases and placed them on a payment plan during 2000. The Company is responsible for recourse on leases on which customers have not made first payment. Estimated chargebacks and other estimated returns and refunds are approximately $225,000 at March 31, 2002 and $222,000 at December 31, 2001 for all companies under consolidation.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          March 31, 2002
                           (Unaudited)


NOTE 6 - LIABILITIES PAST DUE AND IN DEFAULT

As of March 31, 2002, the Company's subsidiary, Logio, Inc., is in default of capital lease obligations approximating $439,000 and has other payables past due approximating $238,000, which includes a note payable in default approximating $120,000 and an overdraft of approximately $24,000.

As of March 31, 2002, the Company's subsidiary, World Commerce Network has payables past due approximating $64,000.

NOTE 7 - STOCKHOLDERS' EQUITY

Equity Incentive Plan
---------------------

On March 8, 2001, the Board of Directors adopted the Pacific WebWorks, Inc. 2001 Equity Incentive Plan (the Plan). The Plan allows for the granting of awards in the form of stock options, stock appreciation rights or restricted shares to employees, independent directors and certain consultants. The Company may grant awards representing up to 5,000,000 shares of the Company's common stock under the Plan. The Plan has not been approved by the Company's shareholders as of March 31, 2002.

As of March 31, 2002, approximately 2,917,500 options were outstanding at exercise prices ranging from $0.75 to $3.53 per share and approximately 5,600,000 warrants were outstanding and exercisable at prices ranging from $0.50 to $7.50 per share. As of March 31, 2002, approximately 972,500 options were exercisable at exercise prices ranging from $0.75 to $3.53 per share. Options forfeited during the three months ended March 31, 2002 approximate 10,076 at exercise prices ranging from $0.75 to $0.87 per share.

Issuance of stock
-----------------

In March 2002, the Company issued a total of 9,816 shares of its common stock as a prepayment for certain insurance services totaling $3,671. The services will be provided and related expenses will be recognized over the one-year period in which the services are to be received by the Company.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          March 31, 2002
                           (Unaudited)

NOTE 8 - EXTRAORDINARY GAIN

In January 2002, World Commerce Network settled a liability, approximating $12,000, for $1 in value with a printing company.

Also in January 2002, World Commerce Network settled a liability with U.S. Merchant Systems, a former member, approximating $433,000 for approximately $28,900 in cash and receivables. World Commerce Network has been unconditionally forgiven and released from this liability in the settlement agreement.

The total of the settlement, release and forgiveness of these liabilities approximates $416,000 at March 31, 2002 and has been recorded as an extraordinary gain on the statement of operations.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Threatened litigation
----------------------

In April 2001, one of World Commerce Network's former vendors filed a complaint alleging default under a certain application for credit and personal guaranty made by a former officer of the Company. The vendor seeks approximately $65,000 plus interest. The Company is defending the claim and believes the amount should be reduced based upon the vendor's performance and other disputes. The Company has filed an answer to the complaint and further
litigation is pending.   The Company has recorded amounts in the consolidated
financial statements representing its estimated liability for this matter. Management believes that the amount recorded is sufficient to cover the resulting liability from this complaint, if any.

In February 2001, the Company received notice from the State of Utah Labor Commission regarding an allegation of racial discrimination charged by a former employee. The former employee claims that he was forced to resign as sales manager due to demotions and pay cuts related to alleged prejudicial treatment based on his race and color. The Company responded to the request for information by the Labor Commission and stated that it believes the former employee was treated fairly while under its employ. On January 18, 2002, an informational hearing was conducted with the State of Utah Labor Commission. On February 28, 2002, in a letter from the State of Utah Labor Commission, the Company was dismissed of all charges related to this matter. On April 10, 2002, the Company was notified by the Sate of Utah Labor Commission of an additional conference that will take place in June 2002 related to the former employee's appeal to the Company's dismissal in this matter.

The Company is involved in other various disputes and legal claims in the normal course of business. It is not possible to state the ultimate liability, if any, in these matters. In the opinion of management, any resulting litigation will have no material effect on the financial position and results of operations of the Company in excess of amounts recorded.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          March 31, 2002
                           (Unaudited)

NOTE 10 - SEGMENT REPORTING

Segment reporting by business unit follows:

Three months ended            Pacific
  March 31, 2001(a)           WebWorks   Intellipay      WCN        Logio(b)
--------------------------- ------------ ------------ ------------ -----------

Current assets              $   408,784  $    87,434  $   117,831  $      602

Total assets                  8,729,632      449,971      144,224     872,123

Current liabilities           1,535,521      252,027      945,136     234,506

Total liabilities             1,535,521    1,438,318    1,647,756     758,430

Revenues, net               $   269,201  $   275,321  $   807,449  $        -

Income(loss) from operations   (746,268)     (64,936)     690,892    (280,093)

Net income (loss)           $  (751,335) $   (83,015) $   678,763  $ (282,686)


________________________________________________
(a) Amounts include all intercompany receivables, payables, revenues and expenses prior to elimination for consolidation.
(b) Includes Logio, Inc. from the date of acquisition February 8, 2001 to March 31, 2001. February 8, 2001 to December 31, 2001.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          March 31, 2002
                           (Unaudited)

NOTE 10 - SEGMENT REPORTING - Continued


Three months ended            Pacific
  March 31, 2002(a)           WebWorks   Intellipay      WCN        Logio
--------------------------- ------------ ------------ ------------ -----------

Current assets              $   438,279  $    81,237  $       671  $        -

Total assets                  5,700,864      163,216          671      71,362

Current liabilities             326,585      187,654      235,384     715,687

Total liabilities               326,585    1,607,918      912,181     858,549

Revenues, net               $   295,765  $   258,214  $         -  $        -

Income(loss) from operations    (73,964)     (28,280)        (219)    (27,577)

Extraordinary gain                    -            -      416,263           -

Net income (loss)           $   (71,350) $   (56,186) $   416,358  $  (34,959)

____________________________________________________
(a) Amounts include all intercompany receivables, payables, revenues and expenses prior to elimination for consolidation.

NOTE 11 - MARKET RISK

The Company distributes its products and services primarily through its active third party resellers. During the three months ended March 31, 2002 approximately $227,000 and $44,000 of total net sales derived from monthly hosting and gateway services represents customer portfolios acquired through the company's two largest active resellers' efforts, respectively. Customer acquisition from these two active reseller channels accounts for approximately 50% and 10% of total hosting and gateway related sales (net) for the three months ended March 31, 2002.

Approximately 45% of net accounts receivable at March 31, 2002 relate to amounts owed to the Company from resellers for hosting and gateway fees collected.

Commissions expense to resellers for hosting and gateway fees collected by the Company approximate $43,000 for the three months ended March 31, 2002 and are included in cost of sales.

The Company's sales plan is currently centered on the accumulation of a monthly hosting and gateway services portfolio of customers through large resellers.

                           CHISHOLM & ASSOCIATES
A Professional           Certified Public Accountants    Office (801)292-8756
Corporation                    P.O. Box 540216              Fax (801)292-8809
                         North Salt Lake, Utah 84054
_____________________________________________________________________________

                   INDEPENDENT AUDITOR'S REPORT




To the Board of Directors and Stockholders of Pacific WebWroks, Inc.
Salt Lake City, UT

We have audited the accompanying consolidated balance sheets of Pacific WebWorks, Inc. as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific WebWorks, Inc. as of December 31, 2001 and 2000 and the consolidated results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the consolidated financial statements, the Company has had recurring operating losses and is dependent upon financing to continue operations. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Chisholm & Associates

Chisholm & Associates
North Salt Lake, Utah
January 31, 2002

             Pacific WebWorks, Inc. and Subsidiaries

                   CONSOLIDATED BALANCE SHEETS



                              ASSETS
                                                    December 31,  December 31,
                                                        2001         2000
                                                   ------------- -------------

CURRENT ASSETS
  Cash and cash equivalents                        $    249,813  $    163,801
  Receivables
    Trade, less allowance for doubtful receivables
       of $53,107 in 2001 and $88,487 in 2000           149,742       257,492
    Employee                                                768         2,469
  Prepaid expenses                                      140,773       275,022
                                                   ------------- -------------

      Total current assets                              541,096       698,784
                                                   ------------- -------------

PROPERTY AND EQUIPMENT, NET AT COST                     262,828       374,259

OTHER ASSETS                                          2,964,654     4,331,979
                                                   ------------- -------------

                                                   $  3,768,578  $  5,405,022
                                                   ============= =============

               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Current portion of long- term capital leases     $        460  $      2,425
  Capital leases in default                             438,373             -
  Payables past due                                     290,795             -
  Overdraft in bank                                      23,766             -
  Accounts payable                                      275,368       611,950
  Accrued liabilities                                   301,928       193,161
  Other current liabilities                             222,048       197,048
  Deferred revenue                                      109,668     1,811,020
  Notes payable                                         216,580       216,580
  Notes payable - related parties                             -       250,000
                                                   ------------- -------------

      Total current liabilities                       1,878,986     3,282,184

  Long-term capital lease obligations                         -           670

STOCKHOLDERS' EQUITY
  Common stock - par value $0.001; authorized
    50,000,000; issued and outstanding 23,076,688
    in 2001 and 15,008,000 in 2000                       23,077        15,008
  Additional paid-in capital                         14,998,151    10,153,603
  Stock subscription receivable                         (40,000)            -
  Accumulated deficit                               (13,091,636)   (8,046,443)
                                                   ------------- -------------

      Total stockholders' equity                      1,889,592     2,122,168
                                                   ------------- -------------

                                                   $  3,768,578  $  5,405,022
                                                   ============= =============





 The accompanying notes are an integral part of these statements.

             Pacific WebWorks, Inc. and Subsidiaries

              CONSOLIDATED STATEMENTS OF OPERATIONS


                                                      For the
                                                    Years ended
                                                    December 31,
                                         2001           2000         1999
                                     ------------- ------------- -------------
Revenues, net
  Software, access and license fees  $  1,778,055  $  4,242,476  $          -
  Hosting, gateway and
    maintenance fees                    1,196,847       615,705             -
  Training, design and other              124,277        96,203       305,628
                                     ------------- ------------- -------------
                                        3,099,179     4,954,384       305,628

Cost of sales                             543,621       811,506        42,874
                                     ------------- ------------- -------------

     Gross profit                       2,555,558     4,142,878       262,754

Selling expenses                          592,780     4,802,397       406,917
Research and development                  449,323     1,044,842       320,479
General and administrative              1,571,481     2,375,252       786,740
Depreciation and amortization           1,903,091     1,095,261        30,572
Compensation expense for options
  and warrants                            232,549        28,366     1,242,584
Impairment loss - goodwill and other
  long-lived assets                     2,688,300             -             -
                                     ------------- ------------- -------------

     Total operating expenses           7,437,524     9,346,118     2,787,292
                                     ------------- ------------- -------------

     Loss from operations              (4,881,966)   (5,203,240)   (2,524,538)
                                     ------------- ------------- -------------

Other income (expense)
  Loss on sale or abandonment
    of assets                             (69,319)            -             -
  Interest income                           8,042        13,989         1,246
  Interest expense                       (119,627)      (70,440)      (19,243)
  Other, net                               17,677             -       (25,000)
                                     ------------- ------------- -------------

                                         (163,227)      (56,451)      (42,997)
                                     ------------- ------------- -------------

     NET LOSS                        $ (5,045,193) $ (5,259,691) $ (2,567,535)
                                     ============= ============= =============
Net loss per common share - basic
  and diluted                        $      (0.24) $      (0.40) $      (0.27)
                                     ============= ============= =============
Weighted-average number of shares
  outstanding - basic and diluted      20,694,550    13,140,360     9,632,500
                                     ============= ============= =============



 The accompanying notes are an integral part of these statements.






                Pacific WebWorks, Inc. and Subsidiaries

                 CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     For the
                                                                   years ended
                                                                   December 31,
                                                        2001           2000          1999
                                                    ------------- ------------- -------------
Increase (decrease) in cash and cash equivalents
 Cash flows from operating activities
   Net loss                                         $ (5,045,193) $ (5,259,691) $ (2,567,535)
   Adjustments to reconcile net loss
    to net cash used in operating activities
      Depreciation & amortization                      1,903,091     1,095,261        30,572
      Issuance of  options and warrants
        for compensation                                 232,549        28,366     1,255,800
      Impairment loss                                  2,688,300             -             -
      Bad debt expense                                   144,376       111,731             -
      Loss on sale or abandonment of property
        and equipment                                     69,319             -             -
      Loss on investment                                       -             -        25,000
      Other adjustments                                   34,661        25,945        20,000
   Changes in assets and liabilities
   (Net of effects of acquisitions)
      Receivables                                        (31,756)     (143,225)     (101,579)
      Prepaid expenses and other assets                  652,872      (258,689)      (29,549)
      Accounts payable and accrued liabilities           (97,139)      478,775       121,064
      Deferred revenue                                (1,701,352)    1,821,378             -
                                                    ------------- ------------- -------------

        Total adjustments                              3,894,921     3,159,542     1,321,308

        Net cash used in operating activities         (1,150,272)   (2,100,149)   (1,246,227)
                                                    ------------- ------------- -------------

Cash flows from investing activities
  Purchases of property and equipment                    (80,141)     (250,373)     (148,135)
  Proceeds from sale of property and equipment            14,412             -             -
  Cash paid for deposits                                       -       (12,000)            -
  Cash paid for investment                                     -             -       (25,000)
  Cash from escrow                                             -             -       750,000
  Cash paid to related party                                   -             -      (166,046)
  Cash acquired in acquisitions                            5,058         9,718             -
                                                    ------------- ------------- -------------

        Net cash used in investing activities            (60,671)     (252,655)      410,819
                                                    ------------- ------------- -------------

Cash flows from financing activities
  Overdraft in bank                                       23,766             -             -
  Proceeds from issuance of notes payable                900,000     2,006,580       980,000
  Cash received for contributed capital                    1,475             -             -
  Net proceeds from issuance of stock                    416,001       375,000             -
  Principal payments of long-term obligations            (44,287)      (18,873)            -
                                                    ------------- ------------- -------------

        Net cash provided by financing activities      1,296,955     2,362,707       980,000
                                                    ------------- ------------- -------------

        Net increase decrease in cash and
         cash equivalents                                 86,012         9,903       144,592

Cash and cash equivalents at beginning of period         163,801       153,898         9,306
                                                    ------------- ------------- -------------

Cash and cash equivalents at end of period          $    249,813  $    163,801  $    153,898
                                                    ============= ============= =============

Supplemental disclosures of cash flow information:
  Cash paid for interest                            $     65,879  $     29,213  $      1,400
  Cash paid for income taxes                                   -             -             -

  Non-cash financing activities:
   Issuance of common stock for prepaid
      services, deposit and rent                    $    488,600  $          -  $          -
   Purchase of Logio subsidiary for stock              2,450,000             -             -
   Retired debt through escrow                         1,214,000             -             -
   Prepaid insurance for stock                            70,000        25,945        20,000
   Payment of debt for common stock                            -     2,637,536       500,000
   Loss in joint venture                                       -             -        25,000



    The accompanying notes are an integral part of these statements.

                                  F-16

                     Pacific WebWorks, Inc. and Subsidiaries

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                  Years ended December 31, 2001, 2000, and 1999


                                                                    Additional   Stock
                             Price per          Common Stock        Paid-in      Subscriptions Accumulated
                             share           Shares       Amount    Capital      Receivable    Deficit      Totals
                             ------------ ------------ ------------ ------------ ------------  ------------ ------------
Balances at January 1, 1999                 5,000,000        5,000        5,000            -      (219,217)    (209,217)

Reverse acquisition and
reorganization adjustment    $        -     5,000,000        5,000      995,000            -             -    1,000,000

Issuance of stock for
insurance policy                   1.43        14,000           14       19,986            -             -       20,000

Issuance of stock for
 debt conversion                   1.31       381,679          381      499,618            -             -      499,999

Consulting compensation
 recognized for warrants
 issued                               -             -            -    1,242,584            -             -    1,242,584

Net loss December 31, 1999            -             -            -            -            -    (2,567,535)  (2,567,535)
                                          ------------ ------------ ------------ ------------  ------------ ------------
Balances at
 December 31, 1999                    -    10,395,679       10,395    2,762,188            -    (2,786,752)     (14,169)

Issuance of stock for
 equity  in World Commerce
 Network, LLC                      1.97         4,663            5        9,176            -             -        9,181

Issuance of stock for
 acquisition of
 Intellipay, Inc.                  1.80     2,400,000        2,400    4,317,601            -             -    4,320,001

Issuance of stock for
 debt conversion                   2.50       400,000          400      999,600            -             -    1,000,000

Issuance of stock for
 debt conversion                   1.00     1,040,000        1,040    1,036,496            -             -    1,037,536

Issuance of stock for
 insurance policy                  1.44        18,000           18       25,926            -             -       25,944

Issuance of stock for
 debt conversion                   1.00       600,000          600      599,400            -             -      600,000

Issuance of stock for cash         2.50       150,000          150      374,850            -             -      375,000

Consulting compensation
 recognized for warrants
 granted                              -             -            -       13,216            -             -       13,216

Compensation recognized for
 stock options granted                -             -            -       15,150            -             -       15,150

Net loss December 31, 2000            -             -            -            -            -    (5,259,691)  (5,259,691)
                                          ------------ ------------ ------------ ------------  ------------ ------------

Balances at December 31, 2000         -    15,008,342       15,008  10,153,6030            -    (8,046,443)   2,122,168


                                   (Continued)


                                      F-17




                     Pacific WebWorks, Inc. and Subsidiaries

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                  Years ended December 31, 2001, 2000, and 1999


                                                                    Additional   Stock
                             Price per          Common Stock        Paid-in      Subscriptions Accumulated
                             share           Shares       Amount    Capital      Receivable    Deficit      Totals
                             ------------ ------------ ------------ ------------ ------------  ------------ ------------
Issuance of stock for
 deposit and rent                   0.50      537,200          537     268,0630            -             -      268,600

Issuance of stock for
 acquisition of Logio, Inc.            -    5,791,980        2,792    2,447,199            -             -    2,449,991

Issuance of stock for
 prepaid legal and
 investment banking
 services                           0.52      289,166          289      149,711            -             -      150,000

Cash received for other
 contributed capital                   -            -            -        1,475            -             -        1,475

Units issued for cash and
debt conversion:
  Stock                             0.32    4,000,000        4,000    1,276,000            -             -    1,280,000
  Warrants (4,000,000 granted)      0.08            -            -      320,000            -             -      320,000
  Additional expense recognized
   for excess fair value of
   warrants over cash and
   conversion value                 0.02            -            -       77,134            -             -       77,134

Issuance of stock for
 insurance policies                 0.35      200,000          200       69,800            -             -       70,000

Issuance of stock for
 warrants exercised                 0.32      250,000          250       79,750      (40,000)            -       40,000

Consulting compensation
 recognized for warrants
 granted                               -            -            -      116,712            -             -      116,712

Compensation recognized for
 stock options granted                 -            -            -       38,703            -             -       38,703

Net loss December 31, 2001             -            -            -            -            -    (5,045,193)  (5,045,193)
                                          ------------ ------------ ------------ ------------ ------------- ------------

                                          $26,076,688  $    23,076  $14,998,150  $   (40,000) $(13,091,636) $ 1,889,590
                                          ============ ============ ============ ============ ============= ============







     The accompanying notes are an integral part of this financial statement

                                      F-18

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies consistently applied in the presentation of the accompanying consolidated financial statements follows.

1. The Company

Pacific WebWorks, Inc. and its subsidiaries (Company), engage in the development and distribution of web tools software, electronic business storefront hosting, and Internet payment systems for individuals and small to mid-sized businesses.

The Company was organized under the laws of the state of Nevada on May 18, 1987 as Asphalt Associates, Inc. On December 31, 1998, the board of directors changed the name of the Company to Pacific WebWorks, Inc. On January 11, 1999, the Company merged with Utah Webworks, Inc., a Utah corporation organized April 10, 1997. The share exchange with Utah Webworks was accounted for as a reverse merger, therefore, all financial information prior to January 11, 1999 is that of the accounting survivor, Utah Webworks.

2. Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of Pacific WebWorks, Inc. and its wholly owned subsidiaries, Intellipay, Inc., World Commerce Network, LLC. (a non-operating company), and Logio, Inc. (a non-operating, development company). All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain prior period balances have been reclassified to conform with current period presentation.

3. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management believes that the estimates used in preparing the financial statements are reasonable and prudent; however, actual results could differ from these estimates. Significant estimates include the allowance for doubtful accounts and certain accrued liabilities such as accrued penalties, interest for taxes and contingent liabilities.

4. Cash Equivalents

The Company considers all highly liquid debt instruments with maturity of three months or less when purchased to be cash equivalents.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

5.  Depreciation and amortization

Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives of the assets. Accelerated methods of depreciation of property and equipment are used for income tax purposes.

Depreciation expense for the years ended December 31, 2001, 2000 and 1999 totals $458,155, $126,708 and $28,572, respectively.

Goodwill and other intangible assets are amortized over the periods of expected future benefit at the business unit level, estimated at three to five years.

6.  Fair value of financial instruments

The fair value of the Company's cash and cash equivalents, receivables, accounts payable, accrued liabilities and capital lease obligations approximate carrying value based on their effective interest rates compared to current market prices.

7.  Revenue Recognition

The Company recognizes revenue in accordance with the Securities and Exchange Commission, Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." SAB 101 clarifies application of generally accepted accounting principles to revenue transactions. The Company also follows SOP 97-2.

Revenues from up-front fees are deferred and recognized over the period services are performed (which is generally one year). Revenues from monthly hosting, maintenance, transaction and processing fees are recorded when earned.

8.  Impairment of Long-Lived and Intangible Assets

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which requires that impairment losses be recognized on such assets when indicators of impairment are discovered and estimated undiscounted future cash flows to be generated from those assets are less than their carrying value. As of June 30, 2001, and as a result of certain events and management's assessment of impaired assets, the Company recorded $911,532 in losses relating to the impairment of certain long-lived assets in Logio, Inc. and $1,776,768 in losses relating to the impairment of goodwill for Logio, Inc. and World Commerce Network.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

9.  Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred income tax assets and liabilities are provided based on the difference between the financial statement and tax bases of assets and liabilities measured by the currently enacted tax rates in effect for the years in which these differences are expected to reverse. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities.

10.  Net Loss Per Share

The computation of net loss per share of common stock is based on the weighted average number of shares outstanding during each period presented.
Potentially issuable common shares totaling 9,240,485 were excluded from the calculation of diluted loss per share because their effects were anti-dilutive.

11.  Recently Issued Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards No. 141 (SFAS 141), "Business Combinations" and No. 142 (SFAS 142), "Goodwill and Other Intangible Assets", which establishes new standards for the treatment of goodwill and other intangible assets. SFAS 142 is effective for fiscal years beginning after December 31, 2001. SFAS 142 prescribes that amortization of goodwill will cease as of the adoption date.

Additionally, the Company will be required to perform an impairment test on goodwill and other intangible assets as of the adoption date, annually thereafter, and whenever events and circumstances occur that might affect the carrying value of such assets. The Company estimates that the effect of ceasing the amortization of goodwill related to SFAS 142 will be material to the company's financial statements subsequent to the adoption date. The Company amortizes approximately $906,000 annually of goodwill for its Intellipay subsidiary. The Company has not yet determined what effect, if any, the impairment test of goodwill and other intangible assets will have on the Company's results of operations and financial position. The Company does not believe that SFAS 141 will have a material impact on its financial position and results of operations.

In October 2001, the FASB issued Statement of Financial Accounting Standard No. 144 (SFAS 144), "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS replaces Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS 144 prescribes, among other things, an accounting model for long-lived assets to be disposed of including sales and discontinued operations. The Company is evaluating the impact of this pronouncement on its financial position and results of operations in future filings.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001

NOTE B - MANAGEMENT'S PLANS AND ISSUES AFFECTING LIQUIDITY

The Company's financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a limited operating history and has sustained losses since inception. In addition the Company had negative cash flows from operations of $1,150,272, $2,100,149 and $1,246,227 during the year ended December, 2001, 2000 and 1999, respectively. The company had negative working capital of $1,337,890, and $2,583,400 at December 31, 2001, and 2000, respectively. As a result, the Company has relied significantly upon equity and debt funding to support certain of its operations.

The Company and its subsidiaries are working through various matters related to liabilities and disputes with vendors and other creditors which may impact its cash position. Such liabilities include: approximately $440,000 of capital leases in default (see Note G), approximately $244,000 in payables past due and accrued liabilities (see Note G), and approximately $24,000 in a bank overdraft related to Logio, Inc., an inactive subsidiary; approximately $157,000 in estimated monies owed to a financing company for recourse on lease funding for customers that fell into default and other estimated refunds(see Note F), and approximately $524,000 in other payables and payables past due (see Note G) related to the World Commerce Network, LLC subsidiary, which is inactive; approximately $85,000 in payroll taxes past due to the Federal government related to the Intellipay, Inc. subsidiary; and approximately $380,000 in other trade payables and accrued liabilities related to Pacific WebWorks, Inc. and Intellipay, Inc. in the normal course of business.

Based on the liabilities discussed above related to inactive, non-revenue producing companies, Logio, Inc. and World Commerce Network, LLC may be required to seek bankruptcy protection.

The Company is reliant on significant resellers for the distribution of its products (see Note M).

During the year ended December 31, 2001, the Company has taken steps to reduce its burn rate in order to meet its monthly cash requirements from operations with its reoccurring monthly cash revenues. This has been accomplished through a reduction in personnel, relocation to lower-cost office facilities and other expense reduction activities. The Company has also focused its immediate attention to the operations and growth of its core business units:
Pacific WebWorks, Inc. and Intellipay, Inc. In the course of these activities, the Logio, Inc. subsidiary, which had temporarily ceased development and operations of its Internet products, became unable to make payment on its payables and certain of its capital lease agreements related to hardware and infrastructure. As a result of these defaults, Logio's most significant creditor obtained possession of the equipment under its lease agreements in May of 2001. These events have caused impairments related to the loss of the equipment under capital leases, other long-lived assets related to the equipment and the goodwill of the subsidiary to be recorded during 2001(see Notes D, E and G). Impairment losses recorded for these events and the assessment of impairment of goodwill related to the World Commerce Network subsidiary resulted in $2,688,300 of impairment losses for the year ended December 31, 2001

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001

NOTE B - MANAGEMENT'S PLANS AND ISSUES AFFECTING LIQUIDITY - CONTINUED

In February 2002, the Company closed the physical office of its Intellipay subsidiary in Fremont, California and is in the process of moving its technological infrastructure to Salt Lake City, Utah to achieve certain operational efficiencies. Management estimates that, once the move is complete in May 2002, it will generate up to $40,000 monthly in additional cash flows related to the elimination of duplicative operating expenses. Management also anticipates that this move will allow for improved integration of Intellipay products into Pacific WebWorks products which could increase consolidated sales and market share.

In May of 2001, the Company entered into a stock purchase agreement with certain of its existing shareholders and other entities pursuant to the sale of 4,000,000 shares of its common stock and warrants for $1,600,000 (see Note
H). The funding was used to retire certain debt and is being used to support operations.

The Company expects to generate positive cash flows from operations through continued burn rate reduction and our business development and sales activities as early as first quarter 2002. The

Company's cash requirements in excess of monthly cash inflows until this point will be funded primarily by the net cash received from our May offering (see Note H). Further equity placements and debt issuance may be required to support the growth and expansion of operations and to pay existing liabilities of the active subsidiaries of the Company.

There is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

NOTE C - ACQUISITIONS

1.  Acquisition of Logio, Inc.

On February 8, 2001, Pacific WebWorks completed its acquisition of Logio, Inc., a development stage company, in a stock-for-stock exchange. Pacific WebWorks exchanged approximately 2,800,000 shares of its common stock for 18,425,830 shares of Logio, Inc. common stock. This transaction was accounted for on the purchase method of accounting using generally accepted accounting principles and valued at approximately $2,450,000 representing the fair value of the Pacific WebWorks shares on the date of exchange. Goodwill totaling $1,855,388 began to be amortized over three years in 2001 and approximately $242,967 was amortized for the period from acquisition to December 31, 2001. The Company's remaining goodwill related to the acquisition of Logio has been impaired in second quarter 2001 totaling $1,612,420 (Note E). Logio's results of operations are included in the Pacific WebWorks, Inc. consolidated results of operations from the acquisition date to December 31, 2001 and it's the fair values of its assets and liabilities have also been recorded on the acquisition date and are included in the Pacific WebWorks, Inc. consolidated balance sheet. Logio, Inc. is currently a non-operating Internet development company.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001


NOTE C - ACQUISITIONS - CONTINUED

2.  Acquisition of Intellipay, Inc.

On April 4, 2000, the Company completed the Agreement and Plan of Reorganization with Intellipay, Inc., a private Delaware corporation. The Company issued 2,400,000 shares of common stock valued at approximately $4,320,000 for all of the outstanding shares of Intellipay. As such, Intellipay became a wholly owned subsidiary of the Company. This transaction was accounted for on the purchase method of accounting using generally accepted accounting principles. Goodwill totaling $4,532,713 is being amortized over three years. Intellipay's results of operations are included in the Pacific WebWorks, Inc. consolidated results of operations for the year ended December 31, 2001 and from the acquisition date to December 31, 2000 and it's the fair values of its assets and liabilities have also been recorded on the acquisition date and are included in the Pacific WebWorks, Inc. consolidated balance sheet. Intellipay historically operated in the San Jose, California area.

Amortization expenses related to the goodwill for the Intellipay business unit total $906,547 and $679,916 for the years ended December 31, 2001 and 2000 with no amortization in 1999.

3.  Acquisition of World Commerce Network, LLC

In June 2000, the Company paid $100 for 49% of the outstanding shares of World Commerce Network LLC, completing its 100% membership interest in the entity. Previously, effective January 1, 2000, the Company had issued 4,663 shares of its common stock to U.S. Merchant Systems, Inc. for 1% of the outstanding stock of World Commerce Network, Inc. The shares were valued at $9,180. The January 1, 2000 issuance increased the Company's membership investment in World Commerce Network to 51% and it became a consolidated entity with Pacific WebWorks, Inc. at that time. Prior to the additional 1% purchase, the Company owned 50% of the World Commerce Network Joint Venture and recorded its investment using the equity method of accounting.

World Commerce Network is currently a non-operating marketing company. Goodwill totaling $240,541 began to be amortized over three years in 2001 and approximately $24,060 and $52,123 was amortized for the years ended December 31, 2001 and 2000, respectively. All remaining goodwill amounts associated to this business unit have been recorded as an impairment in 2001 totaling $164,348 (Note E).

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001

NOTE D - PROPERTY AND EQUIPMENT

Property and equipment includes the following:



                                              December 31,       Estimated
                                          2001         2000      useful lives
                                     ------------- ------------- -------------
     Computer Equipment              $    421,770  $    332,714    3-5
     Equipment                             83,961        96,833    3-7
     Software                              83,971        74,342    3-5
     Furniture and Fixtures                95,112        72,090    5-8
     Leasehold Improvements                     -         6,667  Life of lease
                                     ------------- -------------
                                          684,814       582,646
     Less Accumulated Depreciation       (421,986)     (208,387)
                                     ------------- -------------
                                     $    262,828  $    374,259
                                     ============= =============

Impairment charges totaling $911,532 were recorded in Logio, Inc. during the year ended December 31, 2001 representing equipment under capital lease agreements which were in default, primarily returned to hardware vendors, cash down payments and related equipment and software. Loss on sale or abandonment of property and equipment totals $69,319 for the nine months ended December 31, 2001.


NOTE E - OTHER ASSETS

Other assets include the following:           December 31,
                                           2001         2000
                                      ------------- -------------
     Goodwill                         $  6,628,642  $  4,773,255
     Acquired technology                   824,480       824,480
     Other                                  19,250        20,258
                                      ------------- -------------
                                         7,472,372     5,617,993
                                      ------------- -------------

     Accumulated amortization           (2,730,950)   (1,286,014)
     Impairment losses                  (1,776,768)            -
                                      ------------- -------------
                                      $  2,964,654  $  4,331,979
                                      ============= =============

The Company has focused its immediate attention to the operations and growth of its core business units: Pacific WebWorks, Inc. and Intellipay, Inc. In the course of these activities, the Logio, Inc. subsidiary, which had temporarily ceased development and operations of its Internet products, became unable to make payment on its payables and certain of its capital lease agreements related to hardware and infrastructure. As a result of these defaults, Logio's most significant creditor obtained possession of the equipment under its lease agreements in May of 2001. These events have caused impairment to the goodwill related to Logio to be recorded during 2001. Impairment losses recorded for these events and the assessment of impairment in the World Commerce Network subsidiary resulted in $1,776,768 of impairment losses for the year ended December 31, 2001.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001

NOTE E - OTHER ASSETS - CONTINUED

The remaining goodwill recorded as other assets as of December 31, 2001 relates to the Intellipay, Inc. business unit and approximates $4,533,000 with approximately $1,586,500 in accumulated amortization as of December 31, 2001.

Acquired technology has been fully amortized as of December 31, 2001 and represents the core Intellipay product technology.


NOTE F - ACCRUED AND OTHER LIABILITIES

Accrued liabilities consist of the following:             December 31,
                                                      2001         2000
                                                   ------------- -------------

     Payroll related liabilities                   $    147,162  $    139,096
     Interest payable                                    58,894        14,192
     Reseller commissions                                65,690        39,400
     Contingent liabilities                              30,000             -
     Other                                                  182           473
                                                   ------------- -------------
                                                   $    301,928  $    193,161
                                                   ============= =============

Payroll related liabilities totaling $147,162 at September 30, 2001 include approximately $85,000 in estimated taxes, penalties and interest past due from Intellipay, Inc. to the Internal Revenue Service for periods prior to and immediately after its acquisition by Pacific WebWorks, Inc.

Other current liabilities consist of estimated returns and chargebacks from a leasing company that funded customer purchases and placed them on a payment plan during 2000. The Company is responsible for recourse on leases on which customers have not made first payment. Estimated chargebacks and other estimated returns and refunds approximate $222,000 at December 31, 2001 and $197,000 at December 31, 2000 for all companies under consolidation. The Company makes an effort to further collect all amounts that have fallen under recourse with the leasing company.

NOTE G - PAYABLES AND CAPITAL LEASES IN DEFAULT

In March 2001, Logio, Inc., a subsidiary of Pacific WebWorks, Inc., was unable to make payment on some of its capital lease obligations. Logio, Inc. transferred the equipment back to the vendor in May of 2001. The default on these and other capital lease obligations, approximating $440,000 at December 31, results in impairment losses of $122,685, representing cash down payments by Logio at the beginning of the leases that were being amortized over the life of the leases and $788,847 in equipment under capital leases and related software and equipment (Note D). The leases expire through December 2002.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001


NOTE G - PAYABLES AND CAPITAL LEASES IN DEFAULT - CONTINUED

During 2000, the Company received cash of $216,580 from a corporation.  The note is due on demand and non-collateralized. Accrued interest on this note totals $36,876 at December 31, 2001.

Other payables past due for Logio and World Commerce Network represent trade liabilities to vendors totaling $290,795, including approximately $120,000 past due to a software corporation. Many of the liabilities past due are in dispute by Logio and World Commerce Network.


NOTE H - RELATED PARTY TRANSACTIONS

Unit Purchase Agreement
-----------------------

On May 30, 2001, the Company entered into a unit purchase agreement with three entities for the purchase of 4,000,000 units, each of which includes one share of the company's common stock and one warrant for the purchase of one common
share at an exercise price of $0.80 per share.    The shares were issued in a
private placement into escrow and funding was also placed in escrow in accordance with the agreement. The shares and monies were to be released to each party provided that a registration statement was filed with the Securities and Exchange Commission on or before July 25, 2001 to register the sale of the shares and warrants and provided that the registration statement was declared effective by the Securities and Exchange Commission on or before September 28, 2001. The Company would have been responsible for liquidated damages for failure to meet the above requirements totaling five percent of the purchase price of the then outstanding securities for every 30 calendar day period until the registration statement was filed or made effective.

In mid July, the Securities and Exchange Commission notified the Company that its registration statement (Form SB-2, as amended) would become effective. Pursuant to the unit purchase agreement, a total of $1,600,000, representing a $0.40 per unit sales price, was released from escrow as follows: a total of $1,214,000 of notes payable and interest to shareholders was paid in full as held in escrow, $10,000 was paid to the escrow agent for services rendered and the remaining $376,000 was funded to the Company. The fair value of the common stock component of each unit was $0.32 and the warrant component of each unit was valued at $0.10 each using the Black Scholes valuation model. The remaining $0.02 in value given per unit in excess of value received has been recorded in the operating statement under compensation for warrants totaling $77,134 during 2001.


In February 2000, the Company entered into a unit purchase agreement with two accredited investors for the purchase of 400,000 units for $1,000,000. Each unit consisted of one share of the Company's common stock, and two warrants. One warrant grants the investor the right to purchase one additional share of the Company's common stock at an exercise price of $5.00 and one warrant grants the investor the right to purchase 1/2 of one additional share at an exercise price of $7.50.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001

NOTE I - STOCKHOLDERS' EQUITY

1.  Equity Incentive Plan

On March 8, 2001, the Board of Directors adopted the Pacific WebWorks, Inc. 2001 Equity Incentive Plan (the Plan). The Plan allows for the granting of awards in the form of stock options, stock appreciation rights or restricted shares to employees, independent directors and certain consultants. The Company may grant awards representing up to 5,000,000 shares of the Company's common stock under the Plan. The Plan has not been approved by the Company's shareholders as of December 31, 2001

Directors, officers, employees and certain consultants have been granted options to acquire 3,640,485 shares of the company's common stock. The options were granted at exercise prices ranging from $0.75 - $3.53 per share. The options vest periodically through October 2003 and expire through April 2011.

Fair market value of options granted

The Company has adopted only the disclosure provisions of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (FAS 123). Therefore, the Company accounts for stock based compensation under Accounting Principles Board Opinion No. 25, under which approximately $38,700, $15,018 and $0 has been recognized in the years ended December 2001, 2000 and 1999, respectively for compensation earned related to options issued at exercise prices that were less than the fair market value of the Company's stock on the date of grant. Had compensation cost for the stock based compensation been determined based upon the fair value of the options at the grant date consistent with methodology set forth by FAS 123, the Company's net loss and loss per share would have increased to the following proforma amounts:

                                              Year Ended December 31,
                                       2001          2000         1999
                                   ------------- ------------- -------------
Net Loss             As Reported   $ (5,045,193) $ (5,259,691) $ (2,567,535)
                     Pro forma       (5,926,731)   (6,140,291)   (2,572,861)

Net loss per common
  share - basic and
  fully diluted      As Reported          (0.24)        (0.40)        (0.27)
                     Pro forma            (0.26)        (0.47)        (0.27)

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001


NOTE I - STOCKHOLDERS' EQUITY (CONTINUED)

1.  Equity Incentive Plan  - Continued

Fair market value of options granted - Continued

The fair value of these options was estimated at the date of grant using the Black-Scholes American option-pricing model with the following weighted-average assumptions for 2001, 2000 and 1999: expected volatility of 125 percent, 201 percent and 168 percent, respectively; risk-free interest rate of 6.25 percent 6.5 percent and 6.75 percent, respectively; and expected life of 3.5 years. The weighted-average fair value of options granted was $0.56, $1.75 and $2.38 in 2001, 2000 and 1999, respectively.

Option pricing models require the input of highly sensitive assumptions, including expected stock volatility. Also, the Company's stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate. Management believes the best input assumptions available were used to value the options and that the resulting option values are reasonable.

Information with respect to the Company's stock options as of December 31, 2001:

                                                             Weighted-average
                                Stock options Exercise price  exercise price
                                ------------- -------------- ---------------
Outstanding at January 1, 1999            -   $           -  $            -
   Granted                           797,474      2.00-3.53            2.38
   Exercised                               -              -               -
   Forfeited                               -              -               -
                                ------------- -------------- ---------------
Outstanding at December 31, 1999     797,474      2.00-3.53            2.38
   Granted                           281,700      1.06-1.75            1.75
   Exercised-                              -              -               -
   Forfeited                         371,568      1.06-3.44            2.39
                                ------------- -------------- ---------------
Outstanding at December 31, 2000     707,606      1.06-3.53            2.21
   Granted                         3,250,251      0.75-0.87            0.76
   Exercised                               -              -               -
   Forfeited                         317,372      0.75-2.63            1.44
                                ------------- -------------- ---------------
Outstanding at December 31, 2001   3,640,485   $  0.75-3.53  $         0.97
                                ============= ============== ===============

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001


NOTE I - STOCKHOLDERS' EQUITY (CONTINUED)

1.  Equity Incentive Plan- Continued

Additional information related to stock options outstanding and exercised at December 31, 2001:


Options outstanding

                                                      Weighted-
                       Number       Weighted-average  average remaining
    Exercise price     outstanding  exercise price    contractual life (years)
    ----------------   -----------  ----------------  -----------------------
    $3.53-$3.44           87,879         $3.50            3
       2.63               44,779          2.63            3
       2.00              255,000          2.00            3
       1.75              125,000          1.75            4.7
       1.06               50,000          1.06            5
       0.87              150,327          0.87            9.25
       0.75            2,927,500          0.75            9.25
                      -----------
                       3,640,485
                      ===========


Options exercisable


                             Number         Weighted-average
     Exercise price       exercisable       exercise price
     -----------------   ---------------   ------------------
      $3.53-$3.44           58,586             $3.49
        2.63                29,853              2.63
        2.00               100,000              2.00
        1.75               125,000              1.75
        1.06                50,000              1.06
        0.87               150,327              0.87
        0.75               975,833              0.75

2.  Warrants for common stock

As of December 31, 2000, warrants for the purchase of 5,600,000 shares of the Company's common stock were outstanding and exercisable. The warrants outstanding and exercisable have exercise prices ranging from $5.00 to $7.50 per share. Warrants expire through April 2006.

As discussed in Note H, warrants to purchase 4,000,000 shares, valued at $0.10 each were granted in an equity offering at an exercise price of $0.80 per share.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001


NOTE I - STOCKHOLDERS' EQUITY (CONTINUED)

2.  Warrants for common stock - Continued

On April 25, 2001, the Company entered into an agreement with a consultant to provide investor relations, public relations, and fulfillment services related to financing in exchange for warrants. A total of 500,000 warrants were issued at an exercise price of $0.50 per share under the terms of the agreement and 500,000 were issued at an exercise price of $0.75 per share for a total of
1,000,000 warrants granted under this agreement. The warrants are fully vested as of December 31, 2001. Deferred consulting charges related to this agreement approximate $175,000 and represent the fair value of the warrants using the Black Scholes valuation model. The services under this contract will be performed through April 25, 2002 and the fair value of the warrants are recognized ratably over the service period. Total compensation expense from the issuance of these warrants totaled $116,715 for the year ended December 31, 2001. The agreement terminates in April of 2002 when the services are completed and the options expire in April 2006.

In February 2000, warrants to purchase 600,000 shares, were granted in conjunction with an equity offering at exercise prices of ranging from $5.00 to $7.50 per share. These warrants expire in February 2005.

In January 1999, the Company issued warrants to purchase up to 400,000 shares of the Company's common stock to its investor relations firm for consulting services received through February 2000. Compensation expense as calculated using the Black Scholes model totaled $1,242,584. A total of $13,216 and $1,242,584 of the related charges were recognized during the years ended December 31, 2000 and 1999 respectively. All of these warrants have been exercised as of December 31, 2001.

3.  Issuance of stock

In December 2001, the Company issued 250,000 shares of its common stock for the exercise of warrants at $0.32 per share for $40,000 in cash and a $40,000 stock subscription receivable.

In August 2001, the Company issued a total of 200,000 shares of its common stock as a prepayment for certain insurance services totaling $70,000. The services will be provided and related expenses will be recognized over the one-year period in which the services are to be received by the Company.

As discussed in Note H, common stock totaling 4,000,000 shares, valued at $0.32 each, were issued in the May 2001 equity offering.

In April 2001, the Company issued a total of 289,166 shares of its common stock as a prepayment for legal, investment banker, and insurance services totaling $150,000.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001

NOTE I - STOCKHOLDERS' EQUITY (CONTINUED)

3.  Issuance of stock - Continued

The related expenses will be recognized over the periods in which the services are received.

As discussed in Note C, common stock totaling 2,791,980 shares were effectively issued to Logio, Inc. shareholders in a stock-for-stock exchange in order to acquire Logio as a wholly owned subsidiary.

During January 2001 the Company issued a total of 537,200 shares of common stock to a related party for $268,600 related to a rental deposit and three months of rental for the temporary use of an operations center in Salt Lake City, Utah.

During October 2000, the Company issued 150,000 shares of its common stock for the exercise of warrants at $2.50 per share for cash of $375,000.

During September 2000, the Company issued 600,000 shares of its common stock at $1.00 per share for payment on notes payable of $600,000.

During August 2000, the Company issued 18,000 shares of its common stock at $1.44 per share for an insurance policy valued at $25,945.

During June 2000, the Company issued 1,040,000 shares of its common stock at $1.00 per share for payment on notes payable and accrued interest of $1,037,536.

During June 2000, the Company issued 400,000 shares of its common stock at $2.50 per share for payment on notes payable of $1,000,000.

During April 2000, the Company issued 2,400,000 shares of its common stock at $1.80 per share for all outstanding stock of Intellipay, Inc.

During January 2000, the Company issued 4,663 shares of its common stock at $2.00 per share for 1% of the outstanding stock of World Commerce Network, LLC.

During December 1999, the Company issued 381,679 shares of its common stock at $2.62 per share for payment on notes payable of $500,000.

During September 1999, the Company issued 14,000 shares of its common stock at $1.43 per share for an insurance policy valued at $20,000.

During January 1999, Pacific WebWorks, Inc. (a public company) entered into an agreement and Plan of Reorganization with Utah Webworks, Inc. (a private company). The agreement provides for the merger of the Company into Utah Webworks to be treated as a reverse merger, thus making Utah Webworks the accounting survivor.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001

NOTE I - STOCKHOLDERS' EQUITY (CONTINUED)

3.  Issuance of stock - Continued

Pursuant to the agreement the Company issued 5,000,000 shares of the Company's common stock to the shareholders of Utah Webworks for all of their shares in that company. Because the historical financial information prior to the reorganization date (January 11, 1999) was that of Utah Webworks, the accounting survivor, a 5,000 to 1 forward stock split was retroactively applied to the shares of Utah Webworks to show the effects of the reverse merger. The 5,000,000 share reorganization adjustment represents the shares held by the shareholders of the public company.

NOTE J - COMMITMENTS AND CONTINGENCIES

1. Threatened litigation

In February 2001, the Company received notice from the State of Utah Labor Commission regarding an allegation of racial discrimination charged by a former employee. The former employee claims that he was forced to resign as our sales manager due to demotions and pay cuts related to alleged prejudicial treatment based on his race and color. We have responded to the request for information from the Labor Commission and have stated that we believe the former employee was treated fairly while employed by the Company. At this time, the former employee has not identified any specific remedy and we are awaiting further action.

In April 2001, one of the World Commerce Network's former vendors filed a complaint alleging default under a certain application for credit and personal guaranty made by a former officer of the Company. The vendor seeks approximately $65,000 plus interest. The Company is defending the claim and believes the amount should be reduced based upon the vendor's performance and other disputes. The Company has filed an answer to the complaint and further
litigation is pending.   The Company has recorded amounts in the consolidated
financial statements representing its estimated liability for this matter. Management believes that the amount recorded is sufficient to cover the resulting liability from this complaint, if any.

As mentioned in Notes B and G to the financial statements, the Logio, Inc. is in default of certain of its capital leases and payables.

The Company is involved in other various disputes and legal claims in the normal course of business. It is not possible to state the ultimate liability, if any, in these matters. In the opinion of management, any resulting litigation will have no material effect on the financial position and results of operations of the Company in excess of amounts recorded.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001


NOTE J - COMMITMENTS AND CONTINGENCIES (CONTINUED)

2. Operating leases

The Company leases office space for its operations in Salt Lake City, Utah and in Freemont, California. Combined monthly charges under the two lease agreements approximate $11,500 as of December 31, 2001 and the Company rented a data center for four months in 2001 and four months in 2000 for approximately $26,000 each month. Total rent expense for all rented office and data center space approximated $242,000, $242,000 and $97,090 for the years ended December 31, 2001, 2000 and 1999, respectively. The following is a schedule of future minimum lease payments under the operating leases:

                  Year ended     Lease
                 December 31,  Commitment
                 ------------  ----------
                     2002       $130,416
                     2003        134,856
                 Thereafter        -
                               ----------
                                $265,272
                               ==========
3. Other

In June 2001, the Company received notice from a leasing company that funded customer purchases and placed them on a payment plan during 2000 that leases for any known customer lease documentation issued to the customer incomplete would be charged back to the Company. Lease documentation was processed by third parties for World Commerce Network and the Company is unable to estimate the extent of incomplete documentation, if any, as of September 30, 2001.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001


NOTE K - INCOME TAXES

The tax effects of temporary differences giving rise to deferred tax assets and liabilities are as follows:

                                          2001          2000          1999
                                     ------------- ------------- -------------

Deferred tax assets
  Allowance for doubtful accounts    $     14,716  $      1,649  $          -
  Net operating loss carryforwards      3,602,073     2,663,609     1,054,384
  Excess book depreciation and
    amortization                        1,172,078        87,670             -
  Other, net                                  398           398           398
                                     ------------- ------------- -------------
                                        4,789,265     2,753,326     1,054,782

Less valuation allowance               (4,719,441)   (2,713,310)     (839,949)
                                     ------------- ------------- -------------
                                           69,824        40,016       214,833
Deferred tax liabilities
  Excess tax depreciation
    and amortization                            -             -      (214,833)
  Other, net                              (69,824)      (40,016)            -
                                     ------------- ------------- -------------
      Net tax assets                 $          -  $          -  $          -
                                     ============= ============= =============


As of December 31, 2001, the Company has net operating loss carryforwards for tax reporting purposes of approximately $9,000,000 which expire from 2019 through the year 2021. Utilization of the net operating loss is dependent on the future profitable operation of the Company and each of its subsidiaries. Accordingly, a valuation allowance has been recorded to reduce the net deferred tax asset to zero.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001

NOTE L - SEGMENT REPORTING

Although the Company operates in one business segment, the production and distribution of business e-commerce software, during 2001 management reporting commenced by individual business unit.

Segment reporting by business unit follows:

Year ended                 Pacific
December 31, 2001(a)       WebWorks     Intellipay   WCN          Logio(b)
-------------------------  ------------ ------------ ------------ ------------

Current assets             $   418,364  $    84,318  $    38,414  $         -
     .
Total assets                 5,669,336      190,720       38,414       91,791

Current liabilities            401,170      198,631      463,960      708,306

Total liabilities              401,170    1,598,858    1,366,282      844,018

Revenues, net              $ 1,111,416  $   923,416  $ 1,071,506  $         -

Income (loss) from
  operations                (4,116,516)    (352,281)     901,311   (1,313,939)

Net income (loss)          $(4,069,600) $  (483,182) $   854,427  $(1,345,611)


____________________________________________________
(a) Amounts include all intercompany receivables, payables, revenues and expenses prior to elimination for consolidation.
(b) Includes Logio, Inc. from the date of acquisition February 8, 2001 to December 31, 2001.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001



NOTE L - SEGMENT REPORTING (CONTINUED)


Pacific
Year ended December 31, 2000(c)        WebWorks    Intellipay(d)     WCN
------------------------------------ ------------- ------------- -------------
Current assets                       $    365,856  $    136,516  $    253,321

Total assets                            6,362,755       585,447       282,014

Current liabilities                     1,152,958       425,889     1,544,336

Total liabilities                       1,152,958     1,490,780     2,464,310

Revenues, net                        $  1,393,960  $    833,007  $  3,502,387

Income (loss) from operations          (2,499,807)     (755,813)   (1,947,623)

Net income (loss)                    $ (2,491,176) $   (817,559) $ (1,950,954)




_________________________________________________
(c)Amounts include all intercompany receivables, payables, revenues and expenses prior to elimination for consolidation.
(d)Includes Intellipay, Inc. from the date of acquisition April 4, 2000 to December 31, 2000.


There was no segment reporting data for the year ended December 31, 1999.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001


NOTE M - MARKET RISK

The Company distributes its products and services primarily through its active third party resellers. During 2001 approximately $146,000 and $51,000 of total net sales derived from monthly hosting and gateway services represents customer portfolios acquired through the company's two largest active resellers' efforts, respectively. Customer acquisition from these two active reseller channels accounts for approximately 12.2% and 10.7% of total hosting related sales for the year ended December 31, 2001.

The Company's sales plan is currently centered on the accumulation of a monthly hosting and gateway services portfolio of customers.

During the 2000 fiscal year, three major resellers accounted for 40%, 20% and 17% of the total number of our hosting customer base, respectively.

During the 1999 fiscal year, two major resellers accounted for 20% and 21% of our software, access and license fee revenue, respectively.

NOTE N - SUBSEQUENT EVENT

On January 18, 2002, an informational hearing was conducted with the State of Utah Labor Commission regarding an allegation of racial discrimination charged by a former employee. On February 28, 2002, in a letter from the State of Utah Labor Commission, the Company was dismissed of all charges related to the threatened litigation described in Note J to the financial statements.

We have not authorized any dealer,
salesman or any other person to give
any information or to make any
representations not contained in
this prospectus.  Any information or
representation not contained in this              Pacific WebWorks, Inc.
prospectus must not be relied upon as
having been authorized by Pacific                5,600,000 Common Shares
WebWorks, Inc.
                                                      ---------------

               _____________                            PROSPECTUS

              TABLE OF CONTENTS                       ---------------

                                          Page
Prospectus Summary ........................3
Risk Factors ..............................4
Use of Proceeds ...........................8
Market For Common Equity ..................9
Management's Discussion And Analysis ......10
Business...................................16
Properties ................................23
Legal Proceedings..........................23
Management ................................24
Principal Stockholders ....................27
Description of Securities .................28
Selling Stockholders ......................29         June 20, 2002
Plan of Distribution ......................31
Interest of Named Expert And Counsel ......32
Disclosure of Commission Position on
  Indemnification For Securities Act
  Liability............................... 33
Available Information..................... 33
Changes in Accountants ................... 33
Financial Statements ..................... 34

                             PART II

ITEM 25:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses paid by Pacific WebWorks in connection with the sale of the shares. We will pay all the costs of this offering, with the exception of the costs incurred by the selling stockholders for their legal counsel and the costs they may incur for brokerage commissions on the sale of their shares. All the amounts shown include estimates of future expenses, except for the registration fee:

Securities and Exchange Commission Registration Fee ................$2,612.11
Printing and Engraving Expenses .......................................500.00
Legal and Accounting Fees and Expenses...............................3,000.00
Transfer Agent and Registrar Fees and Expenses ........................600.00
Miscellaneous .........................................................200.00
     Total..........................................................$6,912.11


ITEM 26: RECENT SALES OF UNREGISTERED SECURITIES

     The following discussion describes all securities sold by Pacific WebWorks without registration during the past three years

     On May 14, 2002, we granted warrants to purchase an aggregate of 1,300,000 common shares to Summit Resource Group, Inc. in consideration for investor relations consulting services. The exercise prices of the warrants are 600,000 shares at $0.30, which vest immediately; 400,000 shares at $0.50 which vest September 15, 2002; and 300,000 shares at $0.90, which vest December 31, 2002. All of the warrants have a two year expiration. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

     On March 22, 2002, we issued 9,816 common shares to Universal Business Insurance, Inc. in consideration for prepaid insurance valued at $3,671. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

     On August 28, 2001, we issued 200,000 shares valued at $70,000 to Universal Business Insurance, Inc. in consideration liability insurance, intrusion technology insurance and directors and officers liability insurance. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

     On May 30, 2001, we agreed to issue 4,000,000 units for $1,600,000 to four accredited investors, AMCAN Services, Inc., Pacific First National, Inc., State Management Associates L.C., and TST Corporation. Each accredited investor purchased 1,000,000 units for $400,000. A unit consisted of one common share and a warrant to purchase one common share at an exercise price of $0.80, which expire on May 30, 2003. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

     On April 25, 2001, we granted warrants to purchase an aggregate of 1,000,000 common shares, valued at approximately $170,000, to Columbia Financial Group in consideration for investor relations services. One warrant provided for the purchase of 500,000 common shares at an exercise price of $0.50 and another warrant allowed the purchase of 500,000 common shares at an exercise price of $0.75. The warrants may be exercised through April 2006. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

     On April 16, 2001, we issued an aggregate of 289,166 common shares in consideration for services rendered. We issued 130,000 common shares to Mutual Ventures Corporation for business services valued at $65,000; we issued 20,000 shares to Daniel W. Jackson, an attorney, for legal services valued at $10,000; and 139,166 common shares to Universal Business Insurance, Inc. for insurance products and services valued at $83,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

     During January 2001 we issued an aggregate of 537,200 common shares valued at $268,600 to Principal Property Management LLC in consideration for a security deposit and monthly rent for our corporate office lease. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

     On September 20, 2000, we issued 600,000 shares valued at $600,000 to Mutual Ventures Corporation to satisfy a note payable. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

     On August 21, 2000, we issued 18,000 shares valued at approximately $26,000 to Donald Mayer, President of Universal Business Insurance, Inc. for directors and officers insurance purchased from Universal Business Insurance. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

     On June 30, 2000, we issued 415,000 shares valued at $415,000 to Capital Communications, Inc. to satisfy a note payable. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

     On June 29, 2000, we issued 625,000 shares valued at $625,000 to TAD Ventures, LLC to satisfy a note payable. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

     On April 4, 2000, we agreed to issued 2,400,000 common shares valued at $4,320,000 in exchange for the outstanding shares of IntelliPay, Inc. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

     In January 2000, we issued 4,663 common shares, valued at $9,180, to World Commerce Network, L.L.C. in consideration for an additional 1% interest in that entity. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

     On February 22, 2000, we agreed to sell an aggregate of 400,000 units for an aggregate price of $1 million. Condiv Investments, Inc. and Midwest First National, Inc. each agreed to buy 200,000 common shares, an "A" Warrant for 200,000 common shares and a "B" Warrant for 100,000 common shares. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

     On December 28, 1999, we issued 381,679 common shares valued at $500,000, to SGS Holdings, Inc., as assignee, to convert a portion of notes payable to Capital Communications, Inc. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

     On September 9,1999, we issued 14,000 common shares valued at $20,000, to Universal Business Insurance, Inc. in consideration for a directors and officers' liability insurance policy in the amount of $1,000,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

     In connection with each of the private transactions listed above, we believe that each purchaser was aware that the securities had not been registered under federal securities laws; acquired the securities for his/her/its own account for investment purposes and not with a view to or for resale in connection with any distribution for purposes of the federal securities laws; understood that the securities would need to be indefinitely held unless registered or an exemption from registration applied to a proposed disposition; and was aware that the certificate representing the securities would bear a legend restricting their transfer.

     We believe that, in light of the foregoing, the sale of our securities to the respective acquirers did not constitute the sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemptions provided under 3(b) and 4(2) of the Securities, and the rules and regulations promulgated thereunder.

ITEM 27:  EXHIBITS

Number          Description
------          -----------
 2.1 Agreement and Plan of Reorganization between Pacific WebWorks and IntelliPay, Inc., dated April 4, 2000 (Incorporated by reference to exhibit No. 2.1for Pacific WebWork's Form 8-K, filed April 19, 2000.)

 2.2 Agreement and Plan of Reorganization between Pacific WebWorks and Logio, dated October 31, 2000 (Incorporated by reference to exhibit No. 2.1 for Pacific WebWork's Form 8-K, filed November 14, 2000.)

 3.1 Articles of Incorporation, as amended (Incorporated by reference to exhibit No. 3.1 for Form 10-Q filed November 13, 2001)

 3.2 Amended and Restated Bylaws of Pacific WebWorks, Inc. (Incorporated by reference to exhibit No. 3.2 for Form 10, as amended, file No. 0-26731, filed July 16, 1999.)

 5.1     Opinion of Cindy Shy, P.C. (Previously filed)

10.1 Master Service Agreement between Electric Lightware, Inc., and Utah WebWorks, Inc., dated February 2, 1998 (Incorporated by reference to exhibit No. 10.1 for Form 10, as amended, file No. 0-26731, filed July 16, 1999.)

10.2 Internet Access Agreement, Addendum to Master Service Agreement between Electric Lightwave, Inc., and Pacific WebWorks, Inc., dated January 1, 2002 (Incorporated by reference to exhibit No. 10.2 for Form 10-K, filed March 26, 2002)

10.3     Lease Agreement between Pacific WebWorks, Inc. and Westgate Business
         Center, dated November 11, 2001   (Incorporated by reference to
         exhibit No. 10.3 for Form 10-K, filed March 26, 2002)

10.4 Strategic Reseller Agreement with U.S. Merchant Systems (Incorporated by reference to exhibit No. 10.9 for Form 10, as amended, file No. 0-26731, filed July 16, 1999)

10.5 Registration Rights Agreement between Pacific WebWorks and Midwest First National, Inc. and Condiv Investments, Inc. and Columbia Financial Group, dated February 22, 2000 (Incorporated by reference to exhibit No. 10.11 for Form S-1 Registration Statement, File No. 333-38026, effective June 12, 2000.)

10.6 Registration Rights Agreement between Pacific WebWorks and the Investors, dated May 30, 2001 (Previously filed)

10.7 Consultant Agreement between Pacific WebWorks and Summit Resource Group, Inc., dated May 14, 2002.

21.1 Subsidiaries of Pacific WebWorks (Incorporated by reference to exhibit No. 21.1 to Form 10-K, filed April 2, 2001)

23.1     Consent of Chisholm & Associates

23.2     Consent of Cindy Shy, P.C. (Previously filed)

24.1     Power of Attorney (See signature page)

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused the registration statement to be signed on its behalf by the undersigned, duly authorized, in the city of Salt Lake City, state of Utah.

                                  PACIFIC WEBWORKS, INC.
                                  a Nevada Corporation



Date: 6/20/02               By: /s/ Christian R. Larsen
                                Christian R. Larsen, President and  Director



                        POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christian R. Larsen and Kenneth W. Bell, and each of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.



Date: 6/20/02              By: /s/ Christian R. Larsen
                               Christian R. Larsen, President and  Director



Date: 6/20/02              By: /s/ Kenneth W. Bell
                               Kenneth W. Bell, Chief Executive Officer and Director


Date: 6/20/02              By: /s/ Thomas R. Eldredge
                               Thomas R. Eldredge, Secretary/Treasurer and
                               Chief Financial Officer


Date: 6/20/02              By: /s/ Allan E. Oepping
                               Allan E. Oepping, Director



Date: 6/20/02              By: /s/ Benjamin A. Black
                               Benjamin A. Black, Director